                                                     RULE NO. 424(b)(1)
                                                     REGISTRATION NO. 333-80039



PROSPECTUS

                     UNITED RENTALS (NORTH AMERICA), INC.

                               OFFER TO EXCHANGE

        $250,000,000 OF 9% SENIOR SUBORDINATED NOTES DUE 2009, SERIES B
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                      FOR

           $250,000,000 OF UNREGISTERED 9% SENIOR SUBORDINATED NOTES
                              DUE 2009, SERIES A

                               ----------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                       ON JULY 23, 1999, UNLESS EXTENDED

THE EXCHANGE OFFER

  We previously issued $250,000,000 aggregate principal amount of our 9% Senior Subordinated Notes due 2009. These securities were not registered under the Securities Act of 1933. We are now offering you the opportunity to exchange these unregistered notes for an equivalent amount of registered notes. The registered notes will be identical in all material respects to the unregistered notes, except for certain differences relating to transfer restrictions and registration rights.

                                          . GUARANTEES. The notes will be
TERMS OF THE NOTES                          guaranteed by our current and
                                            future United States subsidiaries.


 . INTEREST. The notes bear interest
  at a fixed annual rate of 9%.           . RANKING. The notes are unsecured
  Interest will be paid on each             obligations of United Rentals
  April 1 and October 1, commencing         (North America), Inc. and are
  October 1, 1999.                          subordinated to all of our
                                            existing and future senior
 . MATURITY. The notes will mature on        indebtedness. The notes are not
  April 1, 2009.                            obligations of, and are not
                                            guaranteed by, United Rentals,
 . OPTIONAL REDEMPTION. At any time          Inc., our parent company.
  on or after April 1, 2004, we may
  redeem some or all of the notes at
  the prices specified herein.

                                            The guarantee of each guarantor is
                                            the unsecured obligation of that
                                            guarantor and is subordinated to
 In addition, on or prior to April 1,       all existing and future senior
 2002, we may redeem up to 35% of the       indebtedness of that guarantor.
 notes at the prices specified
 herein, but only with the net cash
 proceeds from certain equity
 offerings of our parent company.

                                            Our foreign subsidiaries are not
                                            guarantors. As a result, the notes
                                            are effectively subordinated to
                                            all obligations of our foreign
 . MANDATORY OFFER TO REPURCHASE. If         subsidiaries.
  we undergo a specific kind of
  change of control, we must offer
  to repurchase the notes at the
  prices specified herein.


                               ----------------


INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this prospectus is June 11, 1999.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                          INCORPORATION BY REFERENCE

  The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus and until this exchange offer is completed will automatically update and supersede the information contained in this prospectus.

  We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this exchange offer is completed:

  .   Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  .   Annual Report on Form 10-K for the year ended December 31, 1998;

  . Current Report on Form 8-K dated January 27, 1998 and Amendment No. 1 thereto on Form 8-K/A dated February 4, 1998;

  . Current Report on Form 8-K dated June 18, 1998 and Amendment No. 1 thereto on Form 8-K/A dated July 21, 1998;

  .   Current Report on Form 8-K dated July 21, 1998;

  . Current Report on Form 8-K dated December 24, 1998 (only the financial statements included therein that are identified under the caption "Experts" in this prospectus);

  .   Current Report on Form 8-K dated February 18, 1999; and

  .   Current Report on Form 8-K dated March 19, 1999.

  We also incorporate by reference the Schedule 14D-1 Tender Offer Statement filed by our parent company, United Rentals, Inc., on April 5, 1999, together with all amendments to such Tender Offer Statement filed as of the date of this prospectus and any subsequent amendments to such Tender Offer Statement filed prior to the expiration of this exchange offer.

  We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals (North America), Inc., Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information and the financial statements and related notes that are included elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus.

                                 UNITED RENTALS

  United Rentals is the largest equipment rental company in North America with 506 branch locations in 41 states, six Canadian provinces and Mexico. We offer for rent over 600 different types of equipment on a daily, weekly or monthly basis and serve customers that include construction industry participants, industrial companies and homeowners. We also sell used rental equipment, act as a dealer for many types of new equipment, and sell related merchandise and parts. In the past year, we have served over 900,000 customers.

  We have one of the most comprehensive and newest equipment rental fleets in the industry. The types of rental equipment that we offer include a broad range of light to heavy construction and industrial equipment, such as backhoes, aerial lifts, skid-steer loaders, forklifts, compressors, pumps and generators, as well as a variety of smaller tools and equipment. Our equipment fleet has an original purchase price of approximately $2.3 billion and a weighted average age of approximately 25 months (based on original purchase price).

  We began operations in October 1997 and have grown through a combination of internal growth and the acquisition of 124 companies (through May 26, 1999). Our acquisitions include our merger with U.S. Rentals in September 1998. At the time of the merger, U.S. Rentals was the second largest equipment rental company in the United States based on 1997 rental revenues.

  Our principal executive offices are located at Four Greenwich Office Park, Greenwich, Connecticut 06830, and our telephone number is (203) 622-3131.

                             COMPETITIVE ADVANTAGES

  We believe that we benefit from the following competitive advantages:

  FULL RANGE OF RENTAL EQUIPMENT. We have one of the largest and most comprehensive equipment rental fleets in the industry, which enables us to:

  .  attract customers by providing the benefit of "one-stop" shopping;

  . serve a diverse customer base, which reduces our dependence on any particular customer or group of customers;

  . serve large customers that require assurance that substantial quantities of different types of equipment will be available as required on a continuing basis; and

  .  minimize lost sales due to equipment being unavailable.

  OPERATING EFFICIENCIES. We generally group our branches into clusters of 10 to 30 locations that are in the same area. Our management information system enables each branch to track equipment at any other branch and to access all available equipment within a cluster. We believe that our cluster strategy produces significant operating efficiencies by enabling us to:

  . market the equipment within a cluster through multiple branches, rather than a single branch, which increases our equipment utilization rate;

  . cross-market the equipment specialties of different branches within each cluster, which increases revenues without increasing marketing expenses; and

  . reduce costs by centralizing common functions such as payroll, credit and collection, and certain equipment delivery.

  SIGNIFICANT PURCHASING POWER. We have significant purchasing power because of our volume purchases. As a result, we can generally buy new equipment and related merchandise and parts at prices that are significantly lower than prices paid by smaller companies. We can also buy many other products and services--such as insurance, telephone and fuel--at attractive rates.

  MANAGEMENT INFORMATION SYSTEM. We have a modern management information system which facilitates rapid and informed decision-making and enables us to respond quickly to changing market conditions. The system provides management with a wide range of real time operating and financial data, including reports on inventory, receivables, customers, vendors, fleet utilization and price and sales trends. The system also enables branch personnel to search for needed equipment throughout a geographic region, determine its closest location and arrange for delivery to a customer's work site. The system includes software developed by our Wynne Systems subsidiary, which is the leading provider of proprietary software for use by equipment rental companies in managing and operating multiple branch locations. We have an in-house staff of management information specialists that supports our management information system and extends it to new locations.

  CUSTOMER DIVERSITY. Our customer base is highly diversified and ranges from Fortune 100 companies to small contractors and homeowners. We estimate that our top ten customers accounted for approximately 4% of our revenues during 1998 (on a pro forma basis as if the acquisitions that we completed in 1998 and 1999 had been completed at the beginning of 1998).

  GEOGRAPHIC DIVERSITY. We have branches in 41 states, six Canadian provinces and Mexico. We believe that our geographic diversity should reduce the impact that fluctuations in regional economic conditions have on our overall financial performance. Our geographic diversity and large network of branch locations also give us the ability to serve national accounts and access used equipment re-sale markets across the country.

  EXPERIENCED SENIOR MANAGEMENT. Our senior management combines executives who have extensive operating experience in the equipment rental industry with executives who have proven track records in other industries. Our senior management includes former officers of United Waste Systems, Inc., which was a publicly-traded solid waste management company that successfully executed a growth strategy combining a disciplined acquisition program, the integration and optimization of acquired facilities, and internal growth. Our senior management also includes former executives of U.S. Rentals who have extensive experience in the equipment rental industry.

  STRONG AND MOTIVATED BRANCH MANAGEMENT. Each of our branches has a full-time branch manager who is supervised by one of our 44 district managers and eight regional vice presidents. We believe that our branch and district managers, who average over 20 years of experience in the equipment rental industry, are among the most knowledgeable and experienced in the industry. We encourage entrepreneurship at the branch level by giving branch managers a high degree of autonomy relating to day-to-day operations. For example, each branch manager is empowered to make decisions--within budgetary guidelines--concerning staffing, pricing and equipment purchasing. We also promote entrepreneurship at the branch level, as well as equipment sharing among branches, through our profit sharing program which directly ties the compensation of branch personnel to their branch's financial performance and equipment utilization rates. We balance the autonomy that we grant branch managers with systems through which senior management closely tracks branch performance. We also share information across branches so that each branch can measure its operating performance relative to other branches and benefit from the best practices developed throughout our organization.

  PROFESSIONAL ACQUISITION TEAM. Our 25-person acquisition team works full-time on identifying and evaluating acquisition candidates and executing our acquisition program. The core of this group consists of seasoned acquisition professionals--most of whom were members of the acquisition team at United Waste Systems, where they completed over 200 acquisitions. The team also includes former owners of businesses that we acquired, who have extensive industry experience and contacts with potential acquisition candidates.

                                GROWTH STRATEGY

  Our plan for future growth includes the following key elements:

  CONTINUE STRONG INTERNAL GROWTH. We are seeking to sustain our strong internal growth by:

  .  expanding and modernizing our equipment fleet;

  . increasing the cross-marketing of our equipment specialties at different locations;

  . increasing our advertising--which becomes increasingly cost-effective as we grow because the benefits are spread over a larger number of branches;

  . expanding our national accounts program--which dedicates a portion of our sales force to establishing and expanding relationships with large customers that have a national or multi-regional presence; and

  . increasing our rentals to industrial companies by developing a comprehensive marketing program specifically aimed at this sector.

  EXECUTE DISCIPLINED ACQUISITION PROGRAM. We intend to continue our disciplined acquisition program. We generally seek to acquire multiple locations within the regions that we enter, with the goal of creating clusters of locations that can share various resources, including equipment, marketing resources, back office functions and certain equipment delivery. We are seeking to acquire companies of varying sizes, including relatively large companies to serve as platforms for new regional clusters and smaller companies to complement existing or anticipated locations. In considering whether to buy a company, we evaluate a number of factors, including purchase price, anticipated impact on earnings, the quality of the target's rental equipment and management, the opportunities to improve operating margins and increase internal growth at the target, the economic prospects of the region in which the target is located, the potential for additional acquisitions in the region, and the competitive landscape in the target's markets.

  OPEN NEW RENTAL LOCATIONS. Because most of the businesses that we acquired grew through developing start-up rental locations, many of our managers have substantial experience in this area. We intend to leverage this experience by selectively opening new rental locations in attractive markets where there are no suitable acquisition targets available or where the economics of a start-up location are more attractive than buying an existing business.

  INCREASE COST SAVINGS. We work to reduce costs by efficiently integrating new and existing operations, eliminating duplicative costs, centralizing common functions, consolidating locations that serve the same areas, and using our purchasing power to negotiate discounts from suppliers.

  CONTINUE TO EMPHASIZE MANAGEMENT SYSTEMS AND CONTROLS. We intend to further strengthen our management systems and controls, which currently include:

  . an internal audit department that is responsible for ensuring that we have adequate financial, operating, and management information controls throughout our organization;

  . a team of regional and district controllers that monitors each branch for compliance with financial and accounting procedures established at corporate headquarters; and

  . a risk management and safety department that is responsible for: (1) developing and implementing safety programs and procedures, (2) developing our customer and employee training programs and (3) investigating and managing any claims that may be asserted against us.

                              INDUSTRY BACKGROUND

INDUSTRY SIZE AND GROWTH

  We estimate that the U.S. equipment rental industry (including used and new equipment sales by rental companies) generates annual revenues in excess of $20 billion. The combined equipment rental revenues of the 100 largest equipment rental companies have increased at an estimated compound annual rate of approximately 25.2% from 1993 through 1998 (based upon revenues, reported by the Rental Equipment Register, an industry trade publication). In addition to reflecting general economic growth, we believe that the growth in the equipment rental industry reflects the following trends:

      RECOGNITION OF ADVANTAGES OF RENTING. Equipment users are increasingly recognizing the many advantages that equipment rental may offer compared with ownership. They recognize that by renting they can: (1) avoid the large capital investment required for equipment purchases, (2) reduce storage and maintenance costs, (3) supplement the equipment that they own and thereby increase the range and number of jobs that they can work on,
  (4) access a broad selection of equipment and select the equipment best suited for each particular job, (5) obtain equipment as needed and minimize the costs associated with idle equipment, and (6) access the latest technology without investing in new equipment. These advantages frequently allow equipment users to reduce their overall costs by renting, rather than buying, the equipment they need.

      INCREASE IN RENTALS BY CONTRACTORS. There has been a fundamental shift in the way contractors meet their equipment needs. While contractors have historically used rental equipment on a temporary basis--to provide for peak period capacity, meet specific job requirements or replace broken equipment--many contractors are now also using rental equipment on an ongoing basis to meet their long-term equipment requirements.

  Although growth in the equipment rental industry has to date been largely driven by the increase in rentals by the construction industry, we believe that other equipment users may increasingly contribute to future industry growth. For example, many industrial companies require equipment for operating, repairing, maintaining and upgrading their facilities, and renting this equipment will often be more cost-effective than purchasing because typically this equipment is not used full-time. We believe that the cost and other advantages of renting, together with the general trend toward the corporate outsourcing of non-core competencies, may increasingly lead industrial companies to rent equipment. We also believe that these same considerations may lead other equipment users--such as municipalities, government agencies and utilities--to increasingly rent equipment. Because the penetration of these markets by the equipment rental industry is very low in comparison to its penetration of the construction market, we believe there is significant potential for additional growth in these markets.

INDUSTRY FRAGMENTATION

  The equipment rental industry is highly fragmented. It consists of a small number of multi-location regional or national operators and a large number of relatively small, independent businesses that serve discrete local markets. This fragmentation is reflected in the following data:

  . in 1998, there were only 12 equipment rental companies that had equipment rental revenues in excess of $100 million and approximately 100 equipment rental companies that had equipment rental revenues between $5 million and $100 million (based upon rental revenues for 1998 provided by the Rental Equipment Register, an industry trade publication);

  . we estimate that there are more than 20,000 companies with annual equipment rental revenues of less than $5 million; and

  . we estimate that the 100 largest equipment rental companies combined have less than a 30% share of the market.

  We believe that the fragmented nature of the industry presents substantial consolidation and growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition program. We also believe that our management team's extensive experience in acquiring and effectively integrating acquisition targets should enable us to capitalize on these opportunities.

                              RECENT DEVELOPMENTS

TENDER OFFER FOR RENTAL SERVICE CORPORATION

  On April 5, 1999, United Rentals, Inc. ("Holdings"), our parent company, commenced a tender offer to purchase all outstanding shares of common stock of Rental Service Corporation, a Delaware corporation ("Rental Service"), at a price of $22.75 per share, net to the seller in cash, without interest. The terms and conditions of such offer are set forth in a Schedule 14D-1 Tender Offer Statement, as amended, that has been filed by Holdings with the SEC pursuant to Section 14(d)(1) of the Securities Exchange Act. The purpose of this offer and a related proposed second-step merger is to enable Holdings to acquire control of, and ultimately the entire equity interest in, Rental Service. We cannot at this time predict whether Holdings will succeed in acquiring Rental Service.

  We estimate that the total amount of funds required to complete the tender offer and proposed second-step merger, refinance certain of our indebtedness and pay the costs and expenses relating to the tender offer and second-step merger is approximately $1.26 billion.

  In connection with the tender offer, we entered into a commitment letter with Goldman Sachs Credit Partners L.P. ("GSCP"), pursuant to which GSCP has committed to provide us with financing in an aggregate amount of up to $2 billion. Such commitment is subject to a number of customary conditions including, among others, the tender offer being completed and neither Holdings nor Rental Service experiencing a material adverse change affecting its general affairs, prospects, financial position, stockholders' equity or results of operations.

  We expect to use the proceeds of the financing under the commitment letter to purchase shares of Rental Service pursuant to the tender offer, refinance certain of our existing debt and for other corporate purposes. We estimate that the net increase in our aggregate indebtedness would be approximately $1.46 billion as a result of obtaining the financing contemplated by the commitment letter.

  The financing that we receive pursuant to the commitment letter from GSCP will constitute Senior Indebtedness (as defined herein) to which the notes being offered in this exchange offer would be subordinated.

                               THE EXCHANGE OFFER

The Exchange Offer..........  We previously issued $250 million aggregate principal amount of our 9% Senior Subordinated Notes due 2009. These securities were not registered under the Securities Act of 1933. At the time we issued these notes, we entered into a registration rights agreement which obligated us to offer to exchange the unregistered notes for registered notes. In order to satisfy this obligation, we are now offering you the opportunity to exchange your unregistered notes for an equivalent amount of registered notes. The notes may be exchanged only in multiples of $1,000.

Required Representations....  In order to participate in this exchange offer, you will be required to make certain
                              representations in a letter of transmittal, including that:

                                   .  you are not affiliated with us;

                                   .  that you are not a broker-dealer that
                                      purchased your notes directly from us;

                                   .  that you will acquire the registered
                                      notes in the ordinary course of
                                      business;

                                   . that either (a) you have not agreed with anyone to distribute the notes or (b) you have not agreed with us or our affiliates to distribute the notes and you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities; and

                                   .  if you are holding the notes as nominee
                                      for a beneficial owner, that the
                                      beneficial owner has made the
                                      representations set forth above.

Resale of the Registered      We believe that the registered notes acquired in
 Notes......................  this exchange offer may be freely traded without compliance with the provisions of the Securities
                              Act of 1933 that call for registration and delivery of a prospectus, except as described in the following paragraph.

                              If you are a broker-dealer that purchased unregistered notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell registered notes. We have agreed in the registration rights agreement to allow you to use this prospectus for such purpose during the 30-day period following consummation of the exchange offer (subject to our right under certain circumstances to restrict your use of this prospectus). We may be required to extend this 30-day period under certain circumstances described herein.

                              If you are a broker-dealer, you will be required to confirm that you will comply with the prospectus delivery requirements described above.

Accrued Interest on the
 Unregistered Original
 Notes......................
                              Any interest that is accrued on an unregistered original note that is exchanged will be payable instead on the new registered note received in the exchange. Such accrued interest will be paid on the first interest payment date after conclusion of this exchange offer.

Procedures for Exchanging     In order to exchange notes in this exchange
 Notes......................  offer, you must, prior to 5:00 p.m. on the expiration date:

                                   .  deliver the notes to the exchange agent
                                      using the book-entry procedures
                                      described herein; and
                                   .  agree to be bound by the terms of the
                                      accompanying letter of transmittal in
                                      accordance with the procedures described herein.

                              The procedures mentioned above are described under the heading "The Exchange Offer--Procedures for Tendering."

Expiration Date.............  5:00 p.m., New York City time, on July 23, 1999, unless the exchange offer is extended.

Exchange Date...............  We will notify the exchange agent of the date of acceptance of the notes for exchange.

Withdrawal Rights...........  If you tender your notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time prior to 5:00 p.m., New York City time, on the day this exchange offer expires. The procedures for effecting a withdrawal are described under the heading "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Original
 Notes and Delivery of
 Registered Notes...........
                              We will accept any unregistered original notes that are properly tendered for exchange prior to 5:00 p.m., New York City time, on the day this exchange offer expires. The registered notes will be delivered promptly after expiration of this exchange offer.

Exchange Offer Conditions...  This exchange offer is subject to certain customary conditions concerning, among other things, changes to existing law and governmental approvals. We may waive these conditions.

Tax Consequences............  You should not incur any material federal income tax consequences from your participation in this exchange offer.

Use of Proceeds.............  We will not receive any cash proceeds from this exchange offer.

Exchange Agent..............  The Bank of New York is serving as the exchange agent. Their address and telephone number are provided under the heading "The Exchange Offer-- Exchange Agent."

Effect on Holders of
 Unregistered Original
 Notes......................  Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to transfer restrictions. These restrictions provide that notes that are not registered under the Securities Act of 1933 may not be offered or sold, except in a transaction that is exempt from or not subject to the registration requirements of such Act. After this exchange offer, holders of unregistered original notes will not have any further right to have their notes registered (subject to certain limited exceptions described under the heading "Registration Rights Agreement--Shelf
                              Registration Statement.") As a result, any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

                    SUMMARY OF TERMS OF THE REGISTERED NOTES

  This exchange offer applies to $250 million aggregate principal amount of the original unregistered notes. The terms of the registered notes will be essentially the same as the original unregistered notes, except that (1) the registered notes will not be subject to the restrictions on transfer that apply to the unregistered original notes, (2) the registration rights relating to the original unregistered notes are different than those relating to the registered notes and (3) the defaults relating to registration rights that may require the payment of additional interest are different for the original unregistered notes and the registered notes. The registered notes issued in this exchange offer will evidence the same debt as the original unregistered notes and both series of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. Unless otherwise indicated, all references to the "notes" refer to both the original unregistered notes and the registered notes to be issued in this exchange offer.

Issuer......................  The notes have been issued by United Rentals
                              (North America), Inc. ("URI"), a wholly owned subsidiary of United Rentals, Inc. ("Holdings"). The notes are the obligation of URI and not of Holdings.

Notes Offered...............  $250 million of 9% Senior Subordinated Notes due
                              2009, which have been registered under the Securities Act of 1933.

Maturity....................  April 1, 2009.

Interest Payment Dates......  Each April 1 and October 1, commencing October 1,
                              1999.

Optional Redemption.........  We may redeem some or all of the notes at our option at any time on or after April 1, 2004, at the redemption prices listed under "Description of the Notes--Optional Redemption."

                              In addition, on or prior to April 1, 2002, we may at our option redeem a portion of the notes at a redemption price of 109.0% of the principal amount thereof, plus accrued but unpaid interest, but only if: (1) the net proceeds for such redemption comes from one or more public equity offerings by Holdings and (2) following any such redemption there continues to be outstanding at least $162.5 million of notes (including both original unregistered notes and registered notes).

Guarantees..................  The notes are unconditionally guaranteed on a senior subordinated basis by our current and future United States subsidiaries.

Ranking.....................  The notes are unsecured senior subordinated obligations of URI. This means that the notes:

                              . are junior in right of payment to all existing
                                and future Senior Indebtedness (as defined herein) of URI;

                              . are equal in right of payment to any senior
                                subordinated indebtedness of URI; and

                              . will be senior in right of payment to any
                                future subordinated indebtedness of URI.

                              The guarantees are unsecured senior subordinated obligations of the guarantors. This means that the guarantees:

                              . are junior in right of payment to all existing
                                and future Guarantor Senior Indebtedness (as defined herein);

                              . are equal in right of payment to all existing
                                and future senior subordinated indebtedness of the guarantors; and

                              . will be senior in right of payment to any
                                future subordinated indebtedness of the
                                guarantors.

                              Our foreign subsidiaries are not guarantors of the notes. As a result, the notes are effectively junior to all obligations of these subsidiaries.

                              At March 31, 1999, on a pro forma basis, there was outstanding (i) $325.3 million of Senior Indebtedness, (2) $60.4 million of Guarantor Senior Indebtedness (other than guarantees of URI's Senior Indebtedness), (3) $27.6 million of obligations of subsidiaries that are not Guarantors (other than obligations to URI) and
                              (4) $705.0 million of indebtedness that is equal in right of payment to the notes. The foregoing pro forma data as of March 31, 1999, gives effect to all acquisitions completed by us subsequent to such date (through May 26, 1999).

                              The indenture governing the notes permits us and our subsidiaries to incur additional debt, subject to certain limitations.

                              For additional information concerning the above, see "Description of the Notes--Subordination" and "--Certain Covenants--Limitation on
                              Indebtedness."

Change of Control...........  If we or Holdings experience specific kinds of change of control described herein, we must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued but unpaid interest. See "Description of the Notes--Change of Control."

Certain Covenants...........  The indenture governing the notes contains certain covenants, including, among others, limitations on incurring debt, creating liens, making specified payments, selling assets and engaging in mergers or consolidations. These covenants are subject to important exceptions. See "Description of the Notes--Certain Covenants" and "--Consolidation, Merger and Sale of Assets, Etc."

Registration Rights.........  A broker-dealer that purchased unregistered notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells registered notes. We have agreed in the registration rights agreement that:

                              . we will allow these broker-dealers to use this
                                prospectus for such purpose during the 30-day period following completion of this exchange offer and, in certain circumstances, for a longer period

                               (subject to our right to restrict the use of this prospectus under certain circumstances);

                              . under certain circumstances described herein,
                                we will file with the SEC a registration statement covering the resale of any registered notes that any such broker-dealers continue to hold after we are no longer required to allow them to use this prospectus as described above; and

                              . if we are obligated to file a registration
                                statement as described above and fail to comply with our obligation, the interest rate on the registered notes will increase under certain circumstances.

                              See "Registration Rights Agreement."

Absence of Public Market....  The registered notes that will be issued in this exchange offer are new securities for which there is currently no established trading market. We do not intend to apply for listing of the registered notes on any securities exchange or for quotation of such notes through the Nasdaq National Market. Although the initial purchasers of the notes (Goldman Sachs & Co.; Donaldson, Lufkin & Jenrette Securities Corporation; and NationsBanc Montgomery Securities LLC) have informed us that they currently intend to make a market in the registered notes, they are not obligated to do so and may discontinue their market making activity at any time without notice. Accordingly, we cannot provide you with any assurance as to the development or liquidity of any market for the notes. If a market for the registered notes develops, the notes could trade at a discount from their principal amount.

                              Although the original unregistered notes are currently eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc., the registered notes will not be eligible for trading through PORTAL.

                                  RISK FACTORS

  See "Risk Factors" beginning on page 16 for a discussion of certain factors you should carefully consider in connection with this exchange offer and an investment in the notes.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

GENERAL

    The tables below presents selected historical and pro forma financial information for our company. You should read this information together with (1) the Consolidated Financial Statements and the related notes and Pro Forma Consolidated Financial Statements and the related notes of our company included elsewhere in this prospectus or incorporated by reference herein and (2) the financial statements incorporated by reference herein of certain of the companies that we acquired.

ACCOUNTING FOR ACQUISITIONS

    We commenced operations in October 1997 and have completed 124 acquisitions (through May 26, 1999), including a merger with U.S. Rentals, Inc. which was completed in September 1998. We accounted for three of these acquisitions (including the U.S. Rentals merger) as "poolings-of-interests," which means that for accounting and financial reporting purposes the acquired company is treated as having been combined with us at all times since the inception of the acquired company. Accordingly, we have restated our financial statements to include the accounts of two of the companies acquired in these pooling-of-interests transactions (but have not restated our financial statements for the third transaction, which was not material and which has been combined with us effective July 1, 1998). As a result of this restatement, our financial statements include historical financial information for periods that precede the date on which we commenced our own operations. (For additional information concerning this restatement, see Note 3 to the Consolidated Financial Statements of United Rentals, Inc., included in the Annual Report on Form 10-K incorporated by reference herein.) We accounted for our other 121 acquisitions as "purchases," which means that the results of operations of the acquired company are included in our financial statements only from the date of acquisition.

PRO FORMA DATA

    The table below includes the following pro forma data:

  . PRO FORMA INCOME STATEMENT AND OTHER FINANCIAL DATA--intended to show for the period indicated what our business might have looked like had each acquisition completed after the beginning of the period (other than any pooling-of-interests and any acquisition completed after May 26,
     1999) and any related acquisition financing been completed on the first day of the period; and

  . PRO FORMA BALANCE SHEET DATA--intended to show how certain balance sheet data would have looked at March 31, 1999 had each acquisition completed after such date (other than any acquisition completed after May 26, 1999) and any related acquisition financing been completed on March 31, 1999.

  We have provided the pro forma data for your information. However, this data may not be indicative of (1) the actual results that we would have had during any period if all acquisitions had been completed as of the beginning of the period or (2) our future results.

                                                     HISTORICAL                                           PRO FORMA
                          ----------------------------------------------------------------------  -------------------------
                                                                                    THREE             YEAR        THREE
                                                                                MONTHS ENDED         ENDED     MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                      MARCH 31,       DECEMBER 31,  MARCH 31,
                          --------------------------------------------------  ------------------  ------------ ------------
                            1994      1995      1996      1997       1998       1998      1999        1998         1999
                          --------  --------  --------  --------  ----------  --------  --------  ------------ ------------
                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues..........  $222,326  $283,432  $354,478  $489,838  $1,220,282  $171,141  $392,309   $1,782,159    $436,764
Gross profit............    68,557    89,198   113,033   149,292     423,448    47,911   133,991      627,462     149,857
Operating income........    28,502    42,575    48,925    44,743     145,966    16,261    57,085      221,172      62,467
Interest expense........     6,245     7,490    11,278    11,847      64,157     5,787    24,373      112,959      28,221
Income before provision
 for income taxes and
 extraordinary items....    26,025    33,781    38,146    34,917      86,906    11,270    33,058      118,839      34,784
Net income..............    25,502    33,297    37,726     3,898      18,598     6,704    19,549       60,022      20,523
Pro forma provision for
 income taxes before
 extraordinary
 items(1)(2)............    10,637    13,715    15,487    14,176      47,858
Pro forma income before
 extraordinary
 items(1)(2)............    15,388    20,066    22,659    20,741      39,048
OTHER FINANCIAL DATA:
EBITDA(3)...............  $ 73,446  $101,438  $123,606  $160,554  $  403,738  $ 51,037  $127,844   $  569,927    $140,470
EBITDA margin(4)........      33.0%     35.8%     34.9%     32.8%       33.1%     29.8%     32.6%        32.0%       32.2%
Interest expense(5)(6)..  $  6,245  $  7,490  $ 11,278  $ 11,847  $   64,157  $  5,787  $ 24,373      112,959      28,221
Depreciation and
 amortization...........    44,944    58,863    74,681    95,521     210,594    34,776    70,759      301,577      78,003
Ratio of EBITDA to
 interest expense.......      11.8x     13.5x     11.0x     13.6x        6.3x      8.8x      5.2x         5.0x        5.0x
Ratio of total debt to
 EBITDA.................       1.5x      1.3x      1.7x      1.6x        3.3x      6.9x      9.9x         2.3x        9.5x
Ratio of earnings to
 fixed charges(7).......       4.5x      4.8x      4.0x      3.4x        2.2x                2.1x

                                                          AS OF MARCH 31, 1999
                                                          ---------------------
                                                          HISTORICAL PRO FORMA
                                                          ---------- ----------
                                                               (DOLLARS IN
                                                               THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................ $  119,709 $    4,000
Rental equipment, net....................................  1,237,583  1,323,771
Total assets.............................................  2,970,231  3,052,854
Total debt...............................................  1,260,545  1,333,781
Stockholder's equity.....................................  1,388,202  1,388,202

-------
(1) We recorded an extraordinary item (net of income taxes) of $1.5 million in 1997 and an extraordinary item (net of income taxes) of $21.3 million in 1998. Such charge in 1997 resulted from the prepayment of certain debt by U.S. Rentals. Such charge in 1998 resulted from the early extinguishment of certain debt and primarily reflected prepayment penalties on certain debt of U.S. Rentals.
(2) U.S. Rentals was taxed as a Subchapter S corporation until its initial public offering in February 1997, and another acquired company was taxed as a Subchapter S corporation until being acquired by us in 1998. In general, the income or loss of a Subchapter S corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma provision for income taxes before extraordinary items and pro forma income before extraordinary items reflect a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.
(3) EBITDA is defined as net income (excluding (i) non-operating income and expense, (ii) a $20.3 million non-recurring charge incurred by U.S. Rentals in 1997 arising from the termination of deferred compensation agreements with certain executives and (iii) $47.2 million in merger-related expenses in 1998 related to the three acquisitions accounted for as poolings-of-interests, including the merger with U.S. Rentals) plus interest expense, income taxes and depreciation and amortization. EBITDA data is presented to provide additional information concerning our ability to meet our future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of our operating performance or liquidity.
(4) EBITDA margin is defined as EBITDA as a percentage of revenues.
(5) Interest expense excludes the amortization of deferred financing fees.
(6) We are a wholly owned subsidiary of Holdings. Although not legally obligated to do so, we have made, and expect that we will continue to make, cash distributions to Holdings in order to enable Holdings to pay dividends on certain preferred securities that were issued by a subsidiary trust of Holdings. These distributions are not reflected in our interest expense.
(7) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.

                                 RISK FACTORS

  You should carefully consider the following factors and the other information in this prospectus in connection with this exchange offer and an investment in the notes.

SUBSTANTIAL DEBT

  We have incurred substantial debt in connection with our business acquisitions. As of March 31, 1999, we had total debt of $1.3 billion on a pro forma basis giving effect to all acquisitions completed by us subsequent to such date (through May 26, 1999). We will require substantial capital to finance our continuing growth, and we expect to incur substantial additional debt from time to time (including borrowing money under our $772.5 million revolving credit facility (the "Credit Facility")) for a variety of purposes, including acquiring additional businesses, establishing new locations, and purchasing equipment. The indenture governing the notes and the agreements governing our existing indebtedness permit us and our subsidiaries to incur additional debt, subject to certain limitations. See "Prospectus Summary-- Recent Developments," "--Dependence on Additional Capital to Finance Growth," "Selected Historical and Pro Forma Consolidated Financial Information" and "Description of the Notes--Certain Covenants--Limitation on Indebtedness."

  The degree to which we have outstanding debt could have important consequences for our business, including:

  . a substantial portion of our cash flow will go towards payment of principal and interest on our debt;

  . our ability to obtain additional financing may be constrained due to our existing level of debt;

  . a high degree of debt might make us more vulnerable to a downturn in our business or the economy in general; and

  . some of our debt (including all borrowings under our Credit Facility and our $250 million term loan due 2005 (the "Term Loan")) is or in the future may be subject to variable interest rates, which might make us vulnerable to increases in interest rates.

  Our ability to make scheduled payments of principal and interest on, or to refinance, our debt (including the notes) depends on our future financial performance, which, to a certain extent, is subject to economic, competitive, regulatory and other factors beyond our control. We cannot guarantee that we will have sufficient cash from our operations or other sources to service our debt (including the notes).

SUBORDINATION OF THE NOTES AND GUARANTEES

  The notes are general unsecured obligations of URI and will be subordinated in right of payment to the prior payment of all current and future Senior Indebtedness of URI. Likewise, the guarantees of the notes are general unsecured obligations of the guarantors and will be subordinated in right of payment to the prior payment of all current and future Guarantor Senior Indebtedness. Finally, our foreign subsidiaries are not guarantors of the notes, meaning that the notes are effectively subordinated to all obligations of such subsidiaries, including trade payables of such subsidiaries.

  The effect of this subordination is that:

  . if URI were to undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, URI's assets would be available to pay its obligations on the notes only after all Senior Indebtedness is paid;

  . if a guarantor were to undergo one of those types of proceedings, its assets would be available to pay its obligations on the guarantees of the notes only after all its Guarantor Senior Indebtedness is paid;

  . if any non-guarantor subsidiary were to undergo one of those types of proceedings, its assets would be available to pay the notes only after all its obligations are paid; and

  . no cash payments with respect to the notes may be made if a payment default exists with respect to Senior Indebtedness and, under certain circumstances, no cash payments with respect to the notes may be made for a period of up to 179 days (during each period of 360 days) if a non-payment default exists with respect to Senior Indebtedness.

  As of March 31, 1999, on a pro forma basis:

  .  Senior Indebtedness was $325.3 million;

  . Guarantor Senior Indebtedness was $60.4 million (not including guarantees of URI's Senior Indebtedness);

  . our subsidiaries that are not guarantors had obligations of $27.6 million (other than obligations to URI); and

  . we had debt of $705.0 million that ranks equally in right of payment with the notes.

  The foregoing pro forma data as of March 31, 1999, gives effect to all acquisitions completed by us subsequent to such date (through May 26, 1999).

  The indenture governing the notes permits us and our subsidiaries to incur additional debt, subject to certain limitations.

UNSECURED STATUS OF THE NOTES AND GUARANTEES

  The indenture governing the notes permits us to incur certain secured indebtedness, including indebtedness under the Credit Facility and Term Loan which is secured by a lien on substantially all of our assets and the assets of the guarantors. If an event of default occurs under such secured indebtedness, the lenders thereunder will have the right to exercise the remedies (such as foreclosure) available to a secured lender under applicable law and the agreements governing such secured indebtedness. Since the notes are unsecured, the effect of such security interest is to give the lenders under such secured indebtedness a prior claim on our assets and the assets of the guarantors, in addition to the priority that they have by virtue of the subordination provisions described above.

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE

  We derive all of our operating income from our subsidiaries and, as of March 31, 1999, approximately 96% of our consolidated assets were owned by our subsidiaries. Consequently, our ability to meet our financial obligations, including our obligations under the notes and other outstanding debt, depends on the earnings of our subsidiaries and the payment or other distribution to us of these earnings. Certain provisions of law limit the ability of our subsidiaries to make payments or other distributions to us, and it is possible that their ability to do so may be further limited by loan or other agreements that they might enter into in the future.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON CHANGE OF CONTROL

  If a Change of Control (as defined herein) occurs, we may be required to repurchase the notes and our other outstanding senior subordinated notes. However, we cannot guarantee that we would have sufficient cash to make these required repurchases. Furthermore, the terms of our Credit Facility and Term Loan prohibit us from repurchasing the notes, and future agreements relating to senior debt may contain the same prohibition. If a Change of Control were to occur while we were prohibited from repurchasing the notes, we could seek the consent of our lenders to the repurchases or could seek to refinance the debt containing the prohibitions. If we failed to get this consent or to refinance the debt, we would remain prohibited from repurchasing the notes. In that event, our failure to repurchase the notes would be a default under the indenture governing the notes which would, in turn, be a default under our Credit Facility, Term Loan and, potentially, other Senior Indebtedness. Were all of this to occur, it is likely that payments to holders of the notes would be restricted by the subordination provisions of the indenture governing the notes.

FRAUDULENT TRANSFER CONSIDERATIONS

  Various fraudulent conveyance laws enacted for the protection of creditors may apply to the guarantors' issuance of the guarantees. To the extent that a court were to find that (x) a guarantee was incurred by a guarantor with actual intent to hinder, delay or defraud any present or future creditor or
(y) such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and such guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid such guarantee or subordinate such guarantee in favor of the guarantor's creditors. To the extent that the guarantee of a guarantor were avoided as a fraudulent conveyance or held unenforceable for any other reason, claims of holders of the notes against such guarantor would be adversely affected, holders of the notes would be solely creditors of URI and the other guarantors, and the notes would be effectively subordinated to all obligations of such guarantor. To the extent that the claims of the holders of the notes against any guarantor were subordinated in favor of other creditors of such guarantor, such other creditors would be entitled to be paid in full before any payment could be made on the notes. In the event that one or more of the guarantees is avoided or impaired, we cannot guarantee that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of holders of the notes.

  Based on financial and other applicable information, we believe that the notes and the guarantees would not cause a court to take action under any fraudulent conveyance laws. We cannot, however, be certain that a court would agree with our conclusion.

RESTRICTIVE COVENANTS

  The indenture governing the notes and other agreements governing our existing long-term indebtedness contain, and future agreements governing our long-term indebtedness may also contain, certain restrictive financial and operating covenants which affect, and in many respects significantly limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and considerations. These covenants may significantly limit our operating and financial flexibility.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  There is currently no trading market for the notes. We do not intend to apply for listing of the notes on any national securities exchange or quotation of the notes on the Nasdaq National Market. The initial purchasers of the notes have advised us that they currently intend to make a market in the notes, but they are not obligated to do so, and any market-making for the notes may be discontinued at any time without notice. We cannot guarantee that a market for the notes will develop.

  Although the original unregistered notes are currently eligible for trading through PORTAL, the registered notes will not be eligible for trading through PORTAL.

SENSITIVITY TO CHANGES IN CONSTRUCTION AND INDUSTRIAL ACTIVITIES

  Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in demand for our equipment, which could adversely affect our business. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

  .  a general slow-down of the economy;

  .  an increase in interest rates; or

  . adverse weather conditions which may temporarily affect a particular region.

ACQUIRED COMPANIES NOT HISTORICALLY OPERATED AS A COMBINED BUSINESS

  The businesses that we acquired have been in existence an average of 29 years and some have been in existence for more than 50 years. However, these businesses were not historically managed or operated as a single business. Although we believe that we can successfully manage and operate the acquired businesses as a single business, we cannot be certain of this.

LIMITED OPERATING HISTORY

  We commenced equipment rental operations in October 1997 and have grown through a combination of internal growth and the acquisition of 124 companies (through May 26, 1999), including a merger in September 1998 with U.S. Rentals. Due to the relatively recent commencement of our operations, we have only a limited history upon which you can base an assessment of our business and prospects.

RISKS RELATING TO GROWTH STRATEGY

  Key elements of our growth strategy are to continue to expand through a combination of internal growth, a disciplined acquisition program and the opening of new rental locations. We have identified below some of the risks relating to our growth strategy:

  AVAILABILITY OF ACQUISITION TARGETS AND SITES FOR START-UP LOCATIONS. We may encounter substantial competition in our efforts to acquire additional rental companies and sites for start-up locations. Such competition could have the effect of increasing the prices that we will have to pay in order to acquire such businesses and sites. We cannot guarantee that any additional businesses or sites that we may wish to acquire will be available to us on terms that are acceptable to us.

  NEED TO INTEGRATE NEW OPERATIONS. Our ability to realize the expected benefits from completed and future acquisitions depends, in large part, on our ability to integrate the new operations with our existing operations in a timely and effective manner. Accordingly, we devote substantial efforts to the integration of new operations. We cannot, however, guarantee that these efforts will always be successful. In addition, under certain circumstances, these efforts could adversely affect our existing operations.

  DEBT COVENANTS. Certain of the agreements governing our outstanding indebtedness provide that we may not make acquisitions unless certain financial conditions are satisfied or the consent of the lenders is obtained. Our ability to grow through acquisitions may be constrained as a result of these provisions.

  CERTAIN RISKS RELATED TO START-UP LOCATIONS. We expect that start-up locations may initially have a negative impact on our results of operations and margins for a number of reasons, including that (1) we will incur significant start-up expenses in connection with establishing each start-up location and (2) it will generally take some time following the commencement of operations for a start-up location to become profitable. Although we believe that start-ups can generate long-term growth, we cannot guarantee that any start-up location will become profitable within any specific time period, if at all.

DEPENDENCE ON ADDITIONAL CAPITAL TO FINANCE GROWTH

  We will require substantial capital in order to execute our growth strategy. We will require capital for, among other purposes, completing acquisitions, establishing new rental locations, and acquiring rental equipment. If the cash that we generate from our business, together with cash that we may borrow under our Credit Facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our ability to implement our growth strategy could be limited.

POSSIBLE UNDISCOVERED LIABILITIES OF ACQUIRED COMPANIES

  Prior to making an acquisition, we seek to assess the liabilities of the target company that we will become responsible for as a result of the acquisition. Nevertheless, we may fail to discover certain of such liabilities. We seek to reduce our risk relating to these possible hidden liabilities by generally obtaining the agreement of the seller to reimburse us in the event that we discover any material hidden liabilities. However, this type of agreement, if obtained, may not fully protect us against hidden liabilities because (1) the seller's obligation to reimburse us is generally limited in duration and/or amount and (2) the seller may not have sufficient financial resources to reimburse us. Furthermore, when we acquire a public company (such as when we acquired U.S. Rentals) we generally do not obtain this type of agreement.

DEPENDENCE ON MANAGEMENT

  We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. Furthermore, if we lose the services of certain members of senior management, it is an event of default under the agreements governing our Credit Facility, Term Loan and certain of our other indebtedness, unless we appoint replacement officers satisfactory to the lenders within 30 days. We do not maintain "key man" life insurance with respect to members of senior management.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations; regional competitors which operate in one or more states; public companies or divisions of public companies; and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence (or increase their existing efforts relating to) renting and selling equipment directly to our customers.

QUARTERLY FLUCTUATIONS OF OPERATING RESULTS

  We expect that our revenues and operating results may fluctuate from quarter to quarter due to a number of factors, including:

  . seasonal rental patterns of our customers--with rental activity tending to be lower in the winter;

  . changes in general economic conditions in our markets, including changes in construction and industrial activities;

  . the timing of acquisitions, new location openings, and related expenditures;

  . the effect of the integration of acquired businesses and start-up locations;

  . if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees) previously capitalized;

  . the timing of expenditures for new equipment and the disposition of used equipment; and

  .  price changes in response to competitive factors.

LIABILITY AND INSURANCE

  We are exposed to various possible claims relating to our business. These include claims relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

  . our coverage is subject to a deductible of $0.5 million and limited to a maximum of $97 million per occurrence;

  . we do not maintain coverage for environmental liability, since we believe that the cost for such coverage is high relative to the benefit that it provides; and

  . certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

  We cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

ENVIRONMENTAL AND SAFETY REGULATIONS

  There are numerous federal, state and local laws and regulations governing environmental protection and occupational health and safety matters. These include laws and regulations that govern wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. Under these laws, an owner or lessee of real estate may be liable for, among other things, (1) the costs of removal or remediation of hazardous or toxic substances located on, in, or emanating from, the real estate, as well as related costs of investigation and property damage and substantial penalties, and (2) environmental contamination at facilities where its waste is or has been disposed. These laws often impose liability whether or not the owner or lessee knew of the presence of the hazardous or toxic substances and whether or not the owner or lessee was responsible for these substances. Our activities that are or may be affected by these laws include our use of hazardous materials to clean and maintain equipment and our disposal of solid and hazardous waste and wastewater from equipment washing. We also dispense petroleum products from underground and above-ground storage tanks located at certain rental locations, and at times we must remove or upgrade tanks to comply with applicable laws. Furthermore, we have acquired or lease certain locations which have or may have been contaminated by leakage from underground tanks or other sources and are in the process of assessing the nature of the required remediation. Based on the conditions currently known to us, we believe that any unreserved environmental remediation and compliance costs required with respect to those conditions will not have a material adverse effect on our business. However, we cannot be certain that we will not identify adverse environmental conditions that are not currently known to us, that all potential releases from underground storage tanks removed in the past have been identified, or that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

CONCENTRATED CONTROL

  As of May 7, 1999, the executive officers and directors of our company owned in the aggregate approximately 45.5% of the common stock of Holdings, giving effect to the exercise of all currently exercisable options and warrants (48.4% on a pro forma basis giving effect to the exercise of all outstanding options and warrants). Such share ownership may effectively give these persons the power to elect all of the directors of Holdings (other than the two directors that are elected directly by the holders of Holdings' outstanding preferred stock) and to control our management and affairs.

RISKS RELATED TO INTERNATIONAL OPERATIONS

  Our operations outside the United States are subject to risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

YEAR 2000 ISSUES

  Our software vendors have informed us that our recently-installed management information system is year 2000 compliant. We have, therefore, not developed any contingency plans relating to year 2000 issues and have not budgeted any funds for year 2000 issues. Although we believe that our system is year 2000 compliant, unanticipated year 2000 problems may arise which, depending on the nature and magnitude of the problem, could adversely affect our business. Furthermore, year 2000 problems involving third parties may have a negative impact on our customers or suppliers, the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.). Any such problem could adversely affect our business. We are unable at this time to assess the possible impact on our business of year 2000 problems involving any third party.

CONSEQUENCES OF FAILURE TO EXCHANGE ORIGINAL NOTES

  Any unregistered original notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of unregistered original notes will not (with limited exceptions) have any further rights to have their notes registered. Any market for unregistered original notes that are not exchanged could be adversely affected by the conclusion of this exchange offer.

EXCHANGE OFFER PROCEDURES

  Issuance of registered notes in exchange for unregistered original notes will only occur upon completion of the procedure described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering." Therefore, holders of unregistered original notes who wish to exchange them for registered notes should allow sufficient time for timely completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.

PROSPECTUS DELIVERY REQUIREMENTS APPLICABLE TO CERTAIN BROKER-DEALERS

  A broker-dealer that purchased unregistered original notes for its own account as part of market-making or trading activities, must deliver a prospectus when it sells registered notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their registered notes.

NEED TO MAKE REPRESENTATIONS IN ORDER TO PARTICIPATE IN EXCHANGE OFFER

  In order to participate in the exchange offer, you will be required to make certain representations in a letter of transmittal as described herein. If any of these representations are falsely made, the notes received in exchange for your unregistered original notes may be restricted, meaning that they would not be freely tradable.

                             CORPORATE INFORMATION

  United Rentals (North America), Inc. ("URI") is a wholly owned subsidiary of United Rentals, Inc. ("Holdings"). URI was incorporated in August 1997, initially capitalized in September 1997 and commenced equipment rental operations in October 1997. Holdings was incorporated in July 1998 and became the parent company of URI on August 5, 1998, in connection with a reorganization of URI's corporate structure that was effected in order to facilitate certain financings. As part of such reorganization, the outstanding common stock of URI was converted, on a share for share basis, into common stock of Holdings and the common stock of Holdings commenced trading on the New York Stock Exchange instead of the common stock of URI. Prior to such reorganization, the name of United Rentals (North America), Inc. was United Rentals, Inc. Unless otherwise indicated or the context otherwise clearly requires, (i) the terms "United Rentals" and "Holdings" refer to United Rentals, Inc., (ii) the term "URI" refers to United Rentals (North America), Inc. and not its subsidiaries, (iii) the term "the Company" refers to URI and its subsidiaries, and (iv) the term "Common Stock" refers to the common stock of URI, with respect to periods prior to such reorganization, and to the common stock of Holdings, with respect to periods thereafter.

                              THE EXCHANGE OFFER

  The following summary of certain terms of this exchange offer ("the Exchange Offer") is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, including the Letter of Transmittal and the Registration Rights Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

  Participation in the Exchange Offer is voluntary, and holders of unregistered original notes (the "Original Notes") should carefully consider whether to accept. Holders of Original Notes are urged to consult their financial and tax advisors in making their decision on what action to take.

PURPOSE OF THE EXCHANGE OFFER; EFFECT ON HOLDERS OF ORIGINAL NOTES

  The Exchange Offer is being made in order to satisfy certain of URI's obligations under a Registration Rights Agreement entered into in connection with the issuance of the Original Notes (the "Registration Rights Agreement"). See "Registration Rights Agreement."

  Upon consummation of the Exchange Offer, the holders of Original Notes will not have any further registration rights under the Registration Rights Agreement (subject to limited exceptions as described under "Registration Rights Agreement--Shelf Registration Statement"). Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and will be subject to all the limitations applicable thereto under the indenture governing the notes (the "Indenture"). All Original Notes that remain outstanding upon consummation of the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. In general, the Original Notes may not be offered or sold unless registered under the Securities Act of 1933 (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. To the extent that the Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

REQUIRED REPRESENTATIONS

  In connection with any tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder (as defined below) of such Original Notes will be required to make certain representations in the Letter of Transmittal, including that (i) it is not an affiliate of URI, (ii) it is not a broker-dealer that purchased such Original Notes directly from URI, (iii) any registered notes that it acquires in the Exchange Offer (the "Exchange Notes") will be acquired by it in the ordinary course of its business and (iv) it has no arrangement with any person to participate in the distribution of the Exchange Notes; provided, however, that if the Book-Entry Holder is a broker-dealer that wishes to tender Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, it may represent, in lieu of the representation set forth in clause (iv), that it has no arrangement or understanding with URI, or any affiliate of URI, to participate in the distribution of the Exchange Notes. In addition, a Book-Entry Holder that holds any Original Notes as nominee will be required to confirm that the beneficial owner for which it is holding such Original Notes has made the representations provided for in the preceding sentence.

  The term "Book-Entry Holder" with respect to any notes means the participant in the system of The Depository Trust Company ("DTC") that is listed as the holder of such notes in the records maintained by DTC.

RESALE OF EXCHANGE NOTES

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, URI believes that (except as provided in the following two paragraphs) the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than an affiliate of URI) without compliance with the registration and prospectus delivery provisions of the Securities Act (subject to the representations set forth under "--Required Representations" being made and being accurate).

  Any broker-dealer that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may, if permitted by URI, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. URI has agreed in the Registration Rights Agreement that, for a period of 30 days following consummation of the Exchange Offer (subject to extension under certain circumstances described under "Registration Rights Agreement"), it will make this prospectus available to any broker-dealer for use in connection with any such resale (subject to the right of URI to restrict the use of this prospectus under certain circumstances). Each broker-dealer that participates in the Exchange Offer will be required to confirm that it will comply with the prospectus delivery requirements described above. A broker-dealer that delivers a prospectus in connection with the resale of any Exchange Notes will be subject to certain of the civil liability provisions under the Securities Act. See "Registration Rights Agreement" and "Plan of Distribution."

  In the event that any of the required representations set forth under "-- Required Representations" is not true with respect to a holder that receives Exchange Notes pursuant to the Exchange Offer, the Exchange Notes received by such holder may be deemed to be restricted securities and, if so, such Exchange Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

  The conclusions set forth in the preceding three paragraphs are based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties. URI does not intend to seek its own no-action letter with respect to the Exchange Offer and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as it has in such no-action letters to third parties.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, URI will accept for exchange all Original Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). URI will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered.

  The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require URI to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest." The Exchange Notes will evidence the same debt as the Original Notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities.

  In connection with the issuance of the Original Notes, URI arranged for the Original Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC. See "Description of the Notes--Book Entry; Delivery and Form."

  URI shall be deemed to have accepted validly tendered Original Notes when, as and if URI has given oral or written notice thereof to the Exchange Agent (as defined herein). The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from URI and delivering Exchange Notes to such holders. URI's obligation to accept Original Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "--Conditions."

  If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Original Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. URI will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

  Holders of notes do not have appraisal or dissenters' rights under the Delaware General Corporation Law or under the Indenture in connection with the Exchange Offer. URI intends to conduct the Exchange Offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  NEITHER THE BOARD OF DIRECTORS OF URI NOR URI MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The Exchange Offer will remain open for acceptance for a period of not less than 20 business days after the date notice of the Exchange Offer is mailed to holders of the Original Notes (or longer if required by applicable law). The Expiration Date will be 5:00 p.m., New York City time, on July 23, 1999, unless URI, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended. In order to extend the Expiration Date, URI will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Original Notes previously tendered and not withdrawn as herein provided will remain subject to the Exchange Offer and may be accepted for exchange by URI.

INTEREST ON THE EXCHANGE NOTES

  Interest on the notes is payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1999, at the rate of 9% per annum. The Exchange Notes will bear interest from and including the last interest payment date on the Original Notes (or, if none has yet occurred, the date of issuance of such Original Notes). Accordingly, holders of Original Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Original Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such Original Notes on the first interest payment date after the Expiration Date.

PROCEDURES FOR TENDERING

  Only a Book-Entry Holder of Original Notes may tender such Original Notes pursuant to the Exchange Offer. To tender any Original Notes pursuant to the Exchange Offer, the Book-Entry Holder of such Original Notes must make book-entry delivery of such Original Notes by causing DTC to transfer such Original Notes to the account of the Exchange Agent at DTC in accordance with DTC's Automated Tender Offer Program

("ATOP") prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) DTC must deliver an Agent's Message (as defined below) prior to 5:00 p.m., New York City time, on the Expiration Date, indicating that DTC has received from such Book-Entry Holder an express acknowledgment that such Book-Entry Holder has received and agrees to be bound by the terms of the Letter of Transmittal or (ii) such Book-Entry Holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, or such facsimile, and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming part of the book-entry confirmation relating to a book-entry transfer of Original Notes through ATOP, which states that DTC has received an express acknowledgment from the DTC participant that is tendering the Original Notes which are the subject of such book entry confirmation, that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal.

  The tender by a holder of Original Notes and the acceptance thereof by URI will constitute an agreement between such holder and URI in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO URI OR DTC.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by URI in its sole discretion, which determination will be final and binding. URI reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes URI's acceptance of which would, in the opinion of counsel for URI, be unlawful. URI also reserves the right to waive any irregularities or conditions of tender as to particular Original Notes. URI's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as URI shall determine. Neither URI, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered or the tender of which is otherwise rejected by URI and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable following the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Original Notes pursuant to the Exchange Offer, the Book-Entry Holder that tendered such Original Notes must, prior to 5:00 p.m., New York City time, on the Expiration Date, either (i) withdraw such tender in accordance with the appropriate procedures of the ATOP system or (ii) deliver to the Exchange Agent a written or facsimile transmission notice of withdrawal at the address set forth herein. Any such notice of withdrawal must contain the name and number of the Book-Entry Holder, the amount of Original Notes to which such withdrawal relates, the account at DTC to be credited with the withdrawn Original Notes and the signature of the Book-Entry Holder. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by URI in its sole discretion, whose determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are withdrawn will be returned by the Exchange Agent to the Book-Entry Holder that tendered such Original Notes (by crediting an account maintained at DTC designated by such Book-Entry Holder) as soon as practicable after withdrawal. Properly withdrawn Original Notes may be retendered at any time prior to the Expiration Date by following the procedures described under "--Procedures for Tendering."

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, URI shall not be required to accept for exchange, or to exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of URI, might impair the ability of URI to proceed with the Exchange Offer; or

  (b) any law, statute, rule, regulation or interpretation by the Staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer; or

  (c) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in the sole judgment of URI, might materially impair the ability of URI to proceed with the Exchange Offer.

  If URI determines in its reasonable judgment that any of the conditions set forth above are not satisfied, URI may (i) terminate the Exchange Offer and refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of holders to withdraw such Original Notes (see "--Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn. Moreover, regardless of whether any of such conditions has occurred, URI may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Original Notes.

  The foregoing conditions are for the sole benefit of URI and may be asserted by URI regardless of the circumstances giving rise to any such condition or may be waived by URI in whole or in part at any time and from time to time in its sole discretion. The failure by URI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If a waiver constitutes a material change in the Exchange Offer, URI will disclose such change by means of a supplement to this prospectus that will be distributed to each Book-Entry Holder, and URI will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the Book-Entry Holders, if the Exchange Offer would otherwise expire during such period. Any determination by URI concerning the events described above will be final and binding upon all parties.

  In addition, URI will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or if the Indenture is not qualified under the Trust Indenture Act of 1939, as amended. URI is required to use every reasonable effort to obtain the withdrawal of any such stop order at the earliest possible time.

  The Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange.

EXCHANGE AGENT

  The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties to the holders of the notes and will be acting solely on the basis of directions of URI. All executed Letters of Transmittal must be delivered to the Exchange Agent at the applicable address set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

        By Mail:                 By Facsimile           By Overnight or Hand
                                 Transmission:



(registered or certified                                      Delivery:
      recommended)               (for Eligible          The Bank of New York
  The Bank of New York        Institutions only)       Reorganization Section
 Reorganization Section      The Bank of New York        101 Barclay Street
   101 Barclay Street           (212) 815-6339                Floor 7E
        Floor 7E           Attention: Diane Amoroso   New York, New York 10286
New York, New York 10286     Confirm by Telephone:    Attention: Diane Amoroso
Attention: Diane Amoroso        (212) 815-5076

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by URI. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, facsimile, telephone or in person by officers and regular employees of URI and its affiliates.

  URI has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. URI will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other expenses of the Exchange Offer, including fees and expenses of the Trustee, filing fees, blue sky fees, and URI's accounting and legal fees and printing and distribution expenses. URI may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.

  URI will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the Book-Entry Holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Book-Entry Holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Original Notes for which they are exchanged, which is the aggregate principal amount of the Original Notes, as reflected in URI's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

OTHER

  URI may in the future seek to acquire untendered Original Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. URI has no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Original Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain U.S. federal income tax consequences of the Exchange Offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion is generally limited to the tax consequences to holders that hold the Exchange Notes as capital assets (within the meaning of Section 1221 of the Code). There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below.

  For U.S. federal income tax purposes, the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as a taxable transaction. As a result, there should be no federal income tax consequences to holders exchanging Original Notes for Exchange Notes pursuant to the Exchange Offer. A holder should have the same adjusted basis and holding period in an Exchange Note as it had in an Original Note immediately prior to the exchange.

  THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, TREASURY REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS EXCHANGING NOTES. EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

                         REGISTRATION RIGHTS AGREEMENT

  In connection with the issuance of the Original Notes, the Company entered into a Registration Rights Agreement with Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and NationsBanc Montgomery Securities LLC (the "Registration Rights Agreement"). Set forth below is a summary of certain provisions of the Registration Rights Agreement. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

EXCHANGE OFFER

  The Registration Rights Agreement provides that the Company is obligated to (unless applicable law or Commission policy does not permit) (i) on or prior to 90 days after the date (the "Issue Date") the Original Notes were originally issued, file a registration statement (the "Exchange Registration Statement") with the Commission with respect to an offer to exchange the Original Notes for Exchange Notes, (ii) use its best efforts to cause the Exchange Registration Statement to become effective under the Securities Act on or prior to 150 days after the Issue Date, (iii) commence the exchange offer contemplated by the Exchange Registration Statement promptly after the registration statement is declared effective by the Commission and keep such exchange offer open for acceptance for a period (the "Exchange Period") of 20 business days after the date notice of the exchange offer is mailed to the holders of the Original Notes (or for such longer period as may be required by law), (iv) use its best efforts to issue, promptly after the end of the Exchange Period, Exchange Notes in exchange for all Original Notes that have been properly tendered for exchange during the Exchange Period and (v) use its best efforts to maintain the effectiveness of the Exchange Registration Statement during the Exchange Period and thereafter until such time as the Company has issued Exchange Notes in exchange for all Original Notes that have been properly tendered for exchange during the Exchange Period. The exchange offer contemplated by the Registration Rights Agreement will be deemed consummated, for purposes of the Registration Rights Agreement, if the Company makes such offer, such offer remains open for Exchange Period, and the Company issues Exchange Notes in respect of all Original Notes that are properly tendered during the Exchange Period.

  The Exchange Offer being made hereby is intended to satisfy the Company's obligations under the Registration Rights Agreement described in the preceding paragraph.

SHELF REGISTRATION STATEMENT

  If (i) the Company is not permitted to file the Exchange Registration Statement or to consummate the exchange offer contemplated by the Registration Rights Agreement because such offer is not permitted by applicable law or Commission policy; (ii) for any other reason, the exchange offer contemplated by the Registration Rights Agreement is not consummated within 180 days after the Issue Date of the Original Notes; (iii) any holder of Original Notes or Exchange Notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that (a) due to a change in law or policy such holder is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales by such holder or (c) such holder is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company; or (iv) the holders of a majority in aggregate principal amount of the Original Notes are not eligible to participate in the Exchange Offer and to receive Exchange Notes that they may resell to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, then the Company is required to file with the Commission a shelf registration statement ("Shelf Registration Statement") to cover resales of the Transfer Restricted Notes (as defined below) by the holders thereof.

  If the Company is required to file the Shelf Registration Statement as described in the preceding paragraph, the Company is obligated (i) to use its best efforts to file the Shelf Registration Statement on or prior to the 90th day after such filing obligation arises (except that, if the obligation to file the Shelf Registration Statement arises because the exchange offer contemplated by the Registration Rights Agreement has not been consummated within 180 days after the Issue Date, then the Company will use its best efforts to file the Shelf Registration Statement on or prior to the 30th day after such filing obligation arises), (ii) following the filing of the Shelf Registration Statement, to use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the 150th day after such filing obligation arises and (iii) after the Shelf Registration Statement is declared effective by the Commission, to use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the effective date of the Shelf Registration Statement (or until one year after the effective date if the Shelf Registration Statement is filed pursuant to clause (iv) of the preceding paragraph) or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto.

  The term "Transfer Restricted Notes" means (i) each Original Note and (ii) each Exchange Note that is issued to a broker-dealer in exchange for Original Notes that were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities; provided, however, that a note shall cease to be a Transfer Restricted Note when (a) such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or Broker Shelf Registration Statement (as defined herein), or (b) such note is eligible for distribution to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), or (c) such note shall have been otherwise transferred by the holder thereof and a new note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such note shall not require registration or qualification under the Securities Act or any similar state law then in force, or (d) such note ceases to be outstanding or (e) in the case of an Exchange Note that is a Transfer Restricted Note, such Exchange
Note is sold to a purchaser who receives from the seller on or prior to the date of such sale a copy of the prospectus contained in the Exchange Registration Statement, as amended or supplemented.

CERTAIN PROVISIONS RELATING TO BROKER-DEALERS

  A broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by a broker-dealer in order to satisfy such prospectus delivery requirements. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this prospectus available to any such broker-dealer for use in connection with any resales of such Exchange Notes (subject to the right of the Company to restrict the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis.

  If at the end of the Broker Prospectus Period any Participating Broker-Dealer continues to hold any Exchange Notes that it received in the Exchange Offer, the Company is required (within the time period specified below), if any such broker-dealer so requests within 60 days after the end of the Broker Prospectus Period, to file with the Commission a shelf registration statement (a "Broker Shelf Registration Statement") to cover the resale of such Exchange Notes by such broker-dealers and use its best efforts to have such registration statement declared effective by the Commission; provided, however, that the Company may in lieu of filing such registration statement extend the Broker Prospectus Period by 60 days.

  If the Company is required to file the Broker Shelf Registration Statement as described in the preceding paragraph, the Company is obligated to (i) file the Broker Shelf Registration Statement within 30 days following the date the request for such registration statement is first made in accordance with the Registration Rights

Agreement and (ii) use its best efforts to have the Broker Shelf Registration Statement declared effective by the Commission on or prior to the 90th day following the date the request for such registration statement is first made in accordance with the Registration Rights Agreement. The Company will be required to use its best efforts to keep the Broker Shelf Registration Statement continuously effective, supplemented and amended for a 60-day period; provided, however, that, if for any day during such period such registration statement is not usable in connection with the resale of the Exchange Notes covered thereby, such period shall be extended on a day-for-day basis.

CERTAIN PROVISIONS RELATING TO ADDITIONAL INTEREST

  If a Registration Default (as defined herein) exists, the interest rate on the Specified Notes (as defined below) will increase, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default,
 .25% per annum, such interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum. Following the cure of all Registration Defaults, the accrual of additional interest on the Specified Notes will cease and the interest rate will revert to the original rate. The Registration Rights Agreement provides that additional interest as aforesaid will constitute liquidated damages and will be the exclusive monetary remedy available to Holders of the Notes in respect of any Registration Default. The Specified Notes mean the Notes (not including the Exchange Notes); provided, however, that the Specified Notes means the Exchange Notes with respect to (a) any Registration Default that arises pursuant to clause (i) or (ii) of the definition of such term and relates solely to the Broker Shelf Registration Statement and (b) any Registration Default that arises solely pursuant to clause (v) or (vi) of the definition of such term.

  A "Registration Default" will exist (subject to the following sentence) if
(i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing, (ii) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (iii) the Exchange Offer is required to be consummated under the Registration Rights Agreement and is not consummated within 180 days after the Issue Date, (iv) the Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Notes covered by such registration statement for a period of 60 days, whether or not consecutive, (v) the Exchange Offer Registration Statement is declared effective but thereafter, during the Broker Prospectus Period, it ceases to be effective (or the Company restricts the use of the prospectus included therein) for a period of 60 days, whether or not consecutive, or (vi) the Broker Shelf Registration Statement is declared effective but thereafter, during the period for which the Company is required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the Exchange Notes covered by such registration statement for a period of 60 days, whether or not consecutive. Notwithstanding the foregoing, (a) any Registration Default specified in clause (i), (ii) or (iii) of the preceding sentence that relates to the Exchange Offer Registration Statement or the Exchange Offer shall be deemed cured at such time as the Shelf Registration Statement is declared effective by the Commission and (b) any Registration Default specified in clause (v) of the preceding sentence shall be deemed cured at such time as the Broker Shelf Registration Statement is declared effective by the Commission.

                                USE OF PROCEEDS

  URI will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, URI will receive in exchange Original Notes in like principal amount, which will be cancelled. As such, this Exchange Offer will not result in any increase in indebtedness of URI.

     SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The tables below present selected historical and pro forma financial information for the Company. This information should be read together with (1) the Consolidated Financial Statements and the related notes thereto and Pro Forma Consolidated Financial Statements and the related notes thereto of the Company included elsewhere in this prospectus or incorporated by reference herein and (2) the financial statements incorporated by reference in this prospectus of certain of the companies that we acquired.

  The balance sheet data presented below as of December 31, 1997 and 1998 and the income statement data presented below for each of the years in the three-year period ended December 31, 1998 are derived from the audited Consolidated Financial Statements of the Company. Such financial statements are incorporated by reference in this prospectus. The balance sheet data presented below as of December 31, 1996 and the income statement data presented below for the year ended December 31, 1995 are derived from the audited Consolidated Financial Statements of the Company which are not included or incorporated by reference herein. The balance sheet data presented below as of December 31, 1994 and 1995 and March 31, 1999 and the income statement data presented below for the year ended December 31, 1994 and for the three months ended March 31, 1999 and 1998 are derived from the unaudited consolidated financial statements of the Company which include, in the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations and financial position of the Company for the periods and the dates presented.

  The Company commenced operations in October 1997 and has completed 124 acquisitions (through May 26, 1999), including the merger with U.S. Rentals which was completed in September 1998. Three of these acquisitions (including the U.S. Rentals merger) were accounted for as "poolings-of-interests," which means that for accounting and financial reporting purposes the acquired company is treated as having been combined with the Company at all times since the inception of the acquired company. Accordingly, the Company's financial statements have been restated to include the accounts of two of the companies acquired in these pooling-of-interests transactions (but were not restated for one that was not material, which has been combined with the Company effective July 1, 1998). As a result of this restatement, the Company's financial statements include historical financial information for periods that precede the date on which the Company commenced its own operations. See Note 3 to the Consolidated Financial Statements of United Rentals, Inc. included in the Annual Report on Form 10-K incorporated by reference herein. The other 121 acquisitions completed by the Company (through May 26, 1999) were accounted for as "purchases," which means that the results of operations of the acquired company are included in the Company's financial statements only from the date of acquisition.

  The following unaudited income statement and other financial data under the column heading "Pro Forma" with respect to each period presented gives effect to each acquisition completed by the Company after the beginning of the period (through May 26, 1999) and the financing thereof, as if all such transactions had occurred at the beginning of the period. The following unaudited balance sheet data as of March 31, 1999 under the column heading "Pro Forma" gives effect to each acquisition completed after such date (other than any acquisition completed after May 26, 1999) and the financing of each such acquisition, as if all such transactions had occurred on such date.

  The pro forma data set forth below is provided for informational purposes. However, this data may not be indicative of the actual results that the Company would have had during any period presented, had any or all of the acquisitions been completed as of the beginning of that period, or of any future results.

                                                     HISTORICAL                                             PRO FORMA
                          -----------------------------------------------------------------------  ----------------------------
                                                                                 THREE MONTHS       YEAR ENDED   THREE MONTHS
                                     YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,     DECEMBER 31, ENDED MARCH 31,
                          --------------------------------------------------  -------------------  ------------ ---------------
                            1994      1995      1996      1997       1998       1998       1999        1998          1999
                          --------  --------  --------  --------  ----------  ---------  --------  ------------ ---------------
                                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues..........  $222,326  $283,432  $354,478  $489,838  $1,220,282  $ 171,141  $392,309   $1,782,159     $436,764
Total cost of
 operations.............   153,769   194,234   241,445   340,546     796,834    123,230   258,318    1,154,698      286,907
                          --------  --------  --------  --------  ----------  ---------  --------   ----------     --------
Gross profit............    68,557    89,198   113,033   149,292     423,448     47,911   133,991      627,462      149,857
Selling, general and
 administrative
 expenses...............    34,948    39,707    54,721    70,835     195,620     26,154    65,260      305,001       74,259
Merger-related
 expenses...............                                              47,178                            47,178
Non-rental depreciation
 and amortization.......     5,107     6,916     9,387    13,424      34,684      5,496    11,646       54,111       13,131
Termination cost of
 deferred compensation
 agreements.............                                  20,290
                          --------  --------  --------  --------  ----------  ---------  --------   ----------     --------
Operating income........    28,502    42,575    48,925    44,743     145,966     16,261    57,085      221,172       62,467
Interest expense........     6,245     7,490    11,278    11,847      64,157      5,787    24,373      112,959       28,221
Other (income) expense,
 net....................    (3,768)    1,304      (499)   (2,021)     (5,097)      (796)     (346)     (10,626)        (538)
                          --------  --------  --------  --------  ----------  ---------  --------   ----------     --------
Income before provision
 for income taxes and
 extraordinary items....    26,025    33,781    38,146    34,917      86,906     11,270    33,058      118,839       34,784
Provision for income
 taxes..................       523       484       420    29,508      46,971      4,566    13,509       58,817       14,261
                          --------  --------  --------  --------  ----------  ---------  --------   ----------     --------
Income before
 extraordinary items....    25,502    33,297    37,726     5,409      39,935      6,704    19,549       60,022       20,523
Extraordinary items, net
 (1)....................                                   1,511      21,337
                          --------  --------  --------  --------  ----------  ---------  --------   ----------     --------
Net income..............  $ 25,502  $ 33,297  $ 37,726  $  3,898  $   18,598  $   6,704  $ 19,549   $   60,022     $ 20,523
                          ========  ========  ========  ========  ==========  =========  ========   ==========     ========
Pro forma provision for
 income taxes before
 extraordinary items
 (2)....................  $ 10,637  $ 13,715  $ 15,487  $ 14,176  $   47,858
Pro forma income before
 extraordinary items
 (2)....................    15,388    20,066    22,659    20,741      39,048
OTHER FINANCIAL DATA:
EBITDA(3)...............  $ 73,446  $101,438  $123,606  $160,554  $  403,738  $  51,037  $127,844   $  569,927     $140,470
EBITDA margin(4)........      33.0%     35.8%     34.9%     32.8%       33.1%      29.8%     32.6%        32.0%        32.2%
Interest expense(5)(6)..  $  6,245  $  7,490  $ 11,278  $ 11,847  $   64,157  $   5,787    24,373      112,959       28,221
Depreciation and
 amortization...........    44,944    58,863    74,681    95,521  $  210,594     34,776    70,759      301,577       78,003
Ratio of EBITDA to
 interest expense.......      11.8x     13.5x     11.0x     13.6x        6.3x       8.8x      5.2x         5.0x         5.0x
Ratio of total debt to
 EBITDA.................       1.5x      1.3x      1.7x      1.6x        3.3x       6.9x      9.9x         2.3x         9.5x
Ratio of earnings to
 fixed charges(7).......       4.5x      4.8x      4.0x      3.4x        2.2x                 2.1x

                                           HISTORICAL
                         ----------------------------------------------
                                          DECEMBER 31,                  HISTORICAL PRO FORMA
                         ---------------------------------------------- ---------- ----------
                           1994     1995     1996     1997      1998       MARCH 31, 1999
                         -------- -------- -------- -------- ---------- ---------------------
                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  2,956 $  3,728 $  2,906 $ 72,411 $   20,410 $  119,709 $    4,000
Rental equipment, net...  136,731  182,082  235,055  461,026  1,143,006  1,237,583  1,323,771
Total assets............  233,359  297,994  381,228  826,010  2,603,470  2,970,231  3,052,854
Total debt..............  107,284  131,771  214,337  264,573  1,314,574  1,260,545  1,333,781
Stockholder's equity....   77,600  104,392  105,420  446,388  1,021,352  1,388,202  1,388,202

--------
(1) We recorded an extraordinary item (net of income taxes) of $1.5 million in 1997 and an extraordinary item (net of income taxes) of $21.3 million in 1998. Such charge in 1997 resulted from the prepayment of certain debt by U.S. Rentals. Such charge in 1998 resulted from the early extinguishment of certain debt and primarily reflected prepayment penalties on certain debt of U.S. Rentals.
(2) U.S. Rentals was taxed as a Subchapter S corporation until its initial public offering in February 1997, and another acquired company was taxed as a Subchapter S corporation until being acquired by us in 1998. In general, the income or loss of a Subchapter S corporation is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma provision for income taxes before extraordinary items and pro forma income before extraordinary items reflect a provision for income taxes as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.
(3) EBITDA is defined as net income (excluding (i) non-operating income and expense, (ii) a $20.3 million non-recurring charge incurred by U.S. Rentals in 1997 arising from the termination of deferred compensation agreements with certain executives and (iii) $47.2 million in merger-related expenses in 1998 related to the three acquisitions accounted for as poolings-of-interests, including the merger with U.S. Rentals) plus interest expense, income taxes and depreciation and amortization. EBITDA data is presented to provide additional information concerning our ability to meet our future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles. Accordingly, EBITDA should not be considered an alternative to net income or cash flows as indicators of our operating performance or liquidity.
(4) EBITDA margin is defined as EBITDA as a percentage of revenues.
(5) Interest expense excludes the amortization of deferred financing fees.
(6) We are a wholly owned subsidiary of Holdings. Although not legally obligated to do so, we have made, and expect that we will continue to make, cash distributions to Holdings in order to enable Holdings to pay dividends on certain preferred securities that were issued by a subsidiary trust of Holdings. These distributions are not reflected in our interest expense.
(7) For purposes of determining the ratio of earnings to fixed charges, (i) earnings consist of income before income taxes and extraordinary items plus fixed charges and (ii) fixed charges consist of interest expense, amortization of debt issuance costs, and the estimated interest portion of rental expense.

                           DESCRIPTION OF THE NOTES

  The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under an Indenture dated as of March 23, 1999 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). References to the Notes include both the Original Notes and the Exchange Notes. Upon the effectiveness of the registration statement of which this prospectus is a part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  The following summary of the material provisions of the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture and the Notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definition of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." All references to the Company in the following summary refer exclusively to URI, and not to any of its subsidiaries.

ORIGINAL NOTES AND EXCHANGE NOTES WILL REPRESENT SAME DEBT

  The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and both series of Notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) certain of the registration rights, under the Registration Rights Agreement, relating to the Exchange Notes are different than those relating to the Original Notes and, therefore, the defaults under the Registration Rights Agreement that may require the Company to pay additional interest will be different for the Exchange Notes and the Original Notes. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest" and "--Additional Interest."

  If the Exchange Offer is consummated, holders of Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

GENERAL

  The Notes are unsecured senior subordinated obligations of the Company limited to $250 million aggregate principal amount, and are guaranteed by each of the Company's current and future United States subsidiaries (each a "Guarantor" and collectively, the "Guarantors") on a senior subordinated basis as described below. The Notes may be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes is payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on April 1, 2009. Interest on the Notes will accrue at the rate of 9% per annum and will be payable semi-annually in arrears on each April 1 and October 1, commencing October 1, 1999, to the holders of record of Notes at the close of business on the March 15 and September 15, respectively, immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes are expected to trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

ADDITIONAL INTEREST

  The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Registration Rights Agreement--Certain Provisions Relating to Additional Interest."

OPTIONAL REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2004, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated below:

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           2004...................................  104.500%
           2005...................................  103.000%
           2006...................................  101.500%
           2007 and thereafter....................  100.000%

  In addition, at any time, or from time to time, on or prior to April 1, 2002, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued, at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the redemption date; provided that at least 65% of the originally issued principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering the Company shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

  As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Common Stock pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules of DTC); provided, however, that Notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price.

SINKING FUND

  The Notes will not be entitled to the benefit of any mandatory sinking fund.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes tendered at a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. The Company shall be required to purchase all Notes tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

  In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that the Company's debt instruments will permit such offer to be made. The agreements governing the Company's Senior Indebtedness do not permit the Company to make a Change of Control Offer and, in order to make such offer, the Company would be required to pay off such Senior Indebtedness in full or seek a waiver from the lenders of such Senior Indebtedness to allow the Company to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the agreements governing the Credit Facility and the Term Loan and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Change of Control Offer, even if prohibited by the Company's debt instruments, would constitute a default under the Indenture. Pursuant to the indentures governing the 9 1/2% Notes, the 8.80% Notes and the 9 1/4% Notes, the Company is also required to make an offer to repurchase the 9 1/2% Notes, the 8.80% Notes and the 9 1/4% Notes upon a Change of Control, and failure by the Company to make such an offer is an event of default under those indentures. See "Risk Factors--Possible Inability to Repurchase Notes upon Change of Control." The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of "Change of Control" excludes certain transactions by Permitted Holders, including a direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to Permitted Holders. The provisions of the Indenture may not afford Noteholders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company if such transaction is not a transaction defined as a "Change of Control."

  The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "--Consolidation, Merger, Sale of Assets, Etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of Notes.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

SUBORDINATION

  The indebtedness evidenced by the Notes is subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The Notes are senior subordinated indebtedness of the Company ranking senior to all existing and future Subordinated Indebtedness of the Company.

  The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness (including, in the case of Designated Senior Indebtedness, any interest accruing subsequent to the filing of a petition for bankruptcy regardless of whether such interest is an allowed claim in the bankruptcy proceeding) must be paid in full in cash before any payment is made on account of the principal of, premium, if any, or interest on the Notes.

  During the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness, when the same becomes due, and after receipt by the Trustee and the Company from representatives of holders of such Senior Indebtedness of written notice of such default, no direct or indirect payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") by or on behalf of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

  In addition, during the continuance of any other default with respect to any Designated Senior Indebtedness that permits, or would permit with the passage of time or the giving of notice or both, the maturity thereof to be accelerated (a "Non-payment Default") and upon the earlier to occur of (a) receipt by the Trustee and the Company from the representatives of holders of such Designated Senior Indebtedness of a written notice of such Non-payment Default or (b) if such Non-payment Default results from the acceleration of the maturity of the Notes, the date of such acceleration, no payment (other than payments from trusts previously created pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture") of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption, or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Company from the representatives of holders of Designated Senior Indebtedness or the date of the acceleration referred to in clause (b) of the preceding paragraph, as the case may be, and shall end on the earliest to occur of the following events: (i) 179 days have elapsed since the receipt of such notice or the date of the acceleration referred to in clause (b) of the preceding paragraph (provided the maturity of such Designated Senior Indebtedness shall not theretofore have been accelerated), (ii) such default is cured or waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash, or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the

Trustee of the notice or the date of the acceleration initiating such Payment Blockage Period and there must be a 180 consecutive day period in any 360 day period during which no Payment Blockage Period is in effect.

  If the Company fails to make any payment on the Notes when due on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

  The Indenture limits, but does not prohibit, the incurrence by the Company of additional Indebtedness which is senior to the Notes and prohibits the incurrence by the Company of Indebtedness which is subordinated in right of payment to any other Indebtedness of the Company and senior in right of payment to the Notes.

  "Designated Senior Indebtedness" means (i) all Indebtedness under the Credit Facility and the Term Loan and (ii) any other issue of Senior Indebtedness which (a) at the time of the determination is equal to or greater than $25 million in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, (x) "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Facility and the Term Loan, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under the Credit Facility and the Term Loan, and (y) in the case of Designated Senior Indebtedness, "Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "--Events of Default" relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, including the Company's 9 1/2% Notes, 8.80% Notes and 9 1/4% Notes, (c) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (d) Indebtedness which is represented by Redeemable Capital Stock,
(e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (i) that portion of any Indebtedness which is incurred by the Company in violation of the Indenture and (j) amounts owing under leases.

GUARANTEES

  Each Guarantor has fully and unconditionally guaranteed, on a senior subordinated basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees are subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

  The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors--Fraudulent Transfer Considerations."

  Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other persons upon the terms and conditions set forth in the Indenture. See "--Consolidation, Merger, Sale of Assets, Etc." In the event all or substantially all of the assets or the capital stock of a Guarantor is sold and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be automatically discharged and released.

  "Guarantor Senior Indebtedness" of a Guarantor means the principal of, premium, if any, and interest on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or such Guarantor's Guarantee. Without limiting the generality of the foregoing, (x) "Guarantor Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of such Guarantor from time to time owed to the lenders under the Credit Facility and Term Loan, including, without limitation, principal of and interest on, and all fees, indemnities and expenses payable under the Credit Facility and Term Loan, and (y) in the case of amounts owing under the Credit Facility and Term Loan and guarantees of Designated Senior Indebtedness, "Guarantor Senior Indebtedness" shall include interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vii) or (viii) under "--Events of Default" relating to such Guarantor, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes or the Guarantees, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Guarantor, including the Guarantor's guarantee of the Company's 9 1/2% Notes, 8.80% Notes and 9 1/4% Notes, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor, (d) Indebtedness which is represented by Redeemable Capital Stock, (e) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Facility, or the current portion of any long-term Indebtedness which would constitute Guarantor Senior Indebtedness but for the operation of this clause (e)), (f) Indebtedness of or amounts owed by such Guarantor for compensation to employees or for services rendered to such Guarantor, (g) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (h) Indebtedness of such Guarantor to the Company or a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (i) that portion of any Indebtedness which is incurred by such Guarantor in violation of the Indenture and (j) amounts owing under leases.

CERTAIN COVENANTS

  The Indenture contains the following covenants, among others:

  Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any

Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that (i) the Company and any Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case, after giving pro forma effect to (1) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period; (2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and (3) any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period, the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2:1.

  Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary), or

    (d) make any Investment (other than any Permitted Investment) in any person

  (such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of:

    (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on May 22, 1998 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

    (2) the aggregate net cash proceeds received by the Company as capital contributions to the Company after May 22, 1998 and which constitute shareholders' equity of the Company in accordance with GAAP;

    (3) the aggregate net cash proceeds received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company) after May 22, 1998;

    (4) the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after May 22, 1998;

    (5) the aggregate net cash proceeds received after May 22, 1998 by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

    (6) in the case of the disposition or repayment of any Investment constituting a Restricted Payment after May 22, 1998, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

    (7) so long as the Designation thereof was treated as a Restricted Payment made after May 22, 1998, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary, provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus:

  the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary of the Company which has been designated as an Unrestricted Subsidiary after May 22, 1998 in accordance with "--Limitations on Designations of Unrestricted Subsidiaries" below.

  For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

  None of the foregoing provisions will prohibit, so long, in the case of clauses (ii), (iii), (v), (vi) and (vii) below, as there is no Default or Event of Default continuing, (i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant; (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; (iii) any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or (2) Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which (w) has no scheduled principal payment prior to the 91st day after the Maturity Date, (x) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (y) is subordinated to the Notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture; (v) payments to purchase Capital Stock of the Company or Holdings from officers of the

Company, pursuant to agreements in effect as of May 22, 1998, in an amount not to exceed $15 million in the aggregate; (vi) payments (other than those covered by clause (v)) to purchase Capital Stock of the Company or Holdings from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause (vi) not to exceed $1 million in any fiscal year of the Company; (vii) payments to Holdings in an amount sufficient to permit it to make scheduled payments of interest on its 6 1/2% Convertible Subordinated Debentures due August 1, 2028, issued to United Rentals Trust I; (viii) payments to Holdings in an amount sufficient to enable Holdings to pay (1) its taxes, legal, accounting, payroll, benefits and corporate overhead expenses (including Commission, stock exchange and transfer agency fees and expenses), and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust, (2) trade, lease, payroll, benefits and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and its Restricted Subsidiaries, (3) the purchase price for Investments in other persons, provided that promptly following such Investment either (x) such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, or (y) such Investment would otherwise be permitted under the Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary, and (4) reasonable and customary incidental expenses (other than expenses described in the preceding clause
(1)) not to exceed $500,000 in any fiscal year of the Company; and (ix) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis. Any payments made pursuant to clauses (i), (v), (vi) or (vii) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made from and after May 22, 1998.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the Notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the Notes to the same extent such Subordinated Indebtedness is subordinate to the Notes), except for (a) Liens securing Senior Indebtedness;
(b) Liens securing the Notes; (c) Liens in favor of the Company on assets of any Subsidiary of the Company; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

  Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further, that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, Senior Indebtedness of the Company, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 360 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its

Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness nor invested in Replacement Assets within such 360-day period constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when securities of the Company ranking pari passu in right of payment with the Notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Asset Sale Offer for the Notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Asset Sale Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

  Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly-Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary of the Company or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly-Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time (A) such person becomes a Restricted Subsidiary of the Company, (B) such person merges with or into a Restricted Subsidiary of the Company or (C) a Restricted Subsidiary of the Company merges with or into such person; provided that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A),
(B), or (C) above.

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except (a) on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company, (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $2 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a), and (c) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and the Restricted Subsidiaries, (ii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business,
(iii) any dividends made in compliance with "--Limitation on Restricted Payments" above, (iv) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business, (v) the incurrence of intercompany Indebtedness which constitutes Permitted Indebtedness, (vi) transactions pursuant to agreements in effect on the Issue Date, (vii) the purchase of equipment for its Fair Market Value from Terex Corporation or its Affiliates in the ordinary course of business of each of Terex Corporation and the Company and (viii) transactions described in or permitted by clauses (vii) and (viii) of the last paragraph under the caption "--Limitation on Restricted Payments."

  Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or
(e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or any applicable rule, regulation or order, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture, (iv) the Credit Facility and the Term Loan as in effect on the Issue Date, (v) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, (vi) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold), (vii) any agreement in effect on the Issue Date, (viii) the Indenture and the Guarantees, (ix) the indentures governing the 9 1/2% Notes, the 8.80% Notes and the 9 1/4% Notes and (x) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses, provided that the terms and conditions of any such agreement are not materially less favorable to the holders of the Notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

  Limitation on Designations of Unrestricted Subsidiaries. The Company may designate after the Issue Date any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (ii) the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (x) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "-- Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

    (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time (x) provide credit support for or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary. All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

  The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  In the event the Company or a Restricted Subsidiary makes any Investment in any person which was not previously a Subsidiary and such person thereby becomes a Subsidiary, such person shall automatically be an Unrestricted Subsidiary and the Company may designate such Subsidiary as a Restricted Subsidiary only if it meets the foregoing requirements.

  All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Limitation on the Issuance of Subordinated Indebtedness. The Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company and senior in right of payment to the Notes.

  Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries acquires, creates or designates another domestic Restricted Subsidiary, then such newly acquired, created or designated Restricted Subsidiary shall, within 30 days after the date of its acquisition, creation or designation, whichever is later, execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture.

  Reporting Requirements. For so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission (if permitted by Commission practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the Commission is not permitted by Commission practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of Notes, as their names and addresses appear in the Note register, copies of such documents within 15 days after the Required Filing Date. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of Notes, if not obtainable from the Commission, information of the type that would be filed with the Commission pursuant to the foregoing provisions upon the request of any such holder.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto (a) either (i) if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect; (b) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and (c) except in the case of any merger of the Company with any wholly-owned Subsidiary of the Company or any merger of Guarantors (and, in each case, no other persons), the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) (assuming a market rate of interest with respect to such additional Indebtedness).

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

  Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and asset of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted

Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as the Company in the Notes, the Indenture and/or in the Registration Rights Agreement, as the case may be and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

  The Indenture provides that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in "-- Certain Covenants--Limitation on Indebtedness," "--Limitation on Restricted Payments," and "--Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

    (iii) default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail,
  (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; or

    (iv) (a) there shall be a default in the performance or breach of the provisions of "--Consolidation, Merger and Sale of Assets, Etc."; (b) the Company shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under "--Certain Covenants--Dispositions of Proceeds of Asset Sales"; or (c) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "--Change of Control"; or

    (v) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (vi) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

    (vii) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law or (B) adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

    (viii) the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

    (ix) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

  If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company and the representatives of the holders of Designated Senior Indebtedness, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, the Company and the representatives of the holders of Designated Senior Indebtedness, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be due and payable as of the date which is five business days after the giving of such notice to the representative of the holders of Designated Senior Indebtedness. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Noteholders.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

NO LIABILITY FOR CERTAIN PERSONS

  No director, officer, employee or stockholder of Holdings or the Company, nor any director, officer or employee of any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance") to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary

Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "-- Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity (except lost, stolen or destroyed Notes which have been replaced or paid); (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit); (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit); (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others; (viii) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes,
(ii) change the currency in which any Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the Notes or (viii) to modify or change any provision of the Indenture affecting the ranking of the Notes in a manner adverse to the holders of the Notes.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

  "8.80% Notes" means the $205 million aggregate principal amount of 8.80% Senior Subordinated Notes due 2008 issued by the Company under the indenture, dated as of August 12, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

  "9 1/4% Notes" means the $300 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2009 issued by the Company under the indenture, dated as of December 15, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

  "9 1/2% Notes" means the $200 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2008 issued by the Company under the indenture, dated as of May 22, 1998, among the Company, as issuer, its United States subsidiaries, as guarantors, and State Street Bank and Trust Company, as trustee.

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

  "Affiliate" means, with respect to any specified person, (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person, (ii) any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock, or (iii) any officer or director of (A) any such specified person, (B) any Subsidiary of such specified person or (C) any person described in clauses
(i) or (ii) above.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary of the Company to any person other than the Company or a Restricted Subsidiary of the Company, of
(a) any Capital Stock of any Restricted Subsidiary of the Company; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or (c) any other properties or assets of the Company or any Restricted Subsidiary of the Company, other than (i) sales of obsolete, damaged or used equipment or other equipment or inventory sales in the ordinary course of business, (ii) sales of assets in one or a series of related transactions for an aggregate consideration of less than $1 million, (iii) sales of Permitted Investments, and (iv) sales of accounts receivable for financing purposes. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc."

  "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million, (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) investments in short term asset management accounts managed by any bank party to the Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or by Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above, and (f) investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings; provided, however, that a "Change of Control" shall not be deemed to have occurred under this subclause (a) unless the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings; (b) the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company (or Holdings), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange
Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation.

  "Common Stock" means the common stock, par value $.01 per share, of Holdings.

  "Company" means United Rentals (North America), Inc., a Delaware corporation.

  "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense,
(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses), (e) one-third of Consolidated Rental Payments and (f) if any Asset Sale or Asset Acquisition shall have occurred since the first day of any four quarter period for which "Consolidated Cash Flow Available for Fixed Charges" is being calculated (including to the date of calculation) (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any such Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition or Asset Sale, to the extent such amounts under clauses (A) and (B) would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X, less (ii)(x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

  "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense, (ii) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis and (iii) one-third of Consolidated Rental Payments.

  "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto), (ii) the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries,
(iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (v) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders and (vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

  "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

  "Consolidated Rental Payments" of any person means, for any period, the aggregate rental obligations of such person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP, payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event, (i) that portion of Consolidated Interest Expense of such person representing payments by such person or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations (net of payments to such person or any of its Restricted Subsidiaries under subleases qualifying as capitalized lease subleases to the extent that such payments would be deducted in determining Consolidated Interest Expense) and (ii) the aggregate amount of amortization of obligations of such person and its Restricted Subsidiaries in respect of such Capitalized Lease Obligations for such period (net of payments to such person or any of its Restricted Subsidiaries and subleases qualifying as capitalized lease subleases to the extent that such payments could be deducted in determining such amortization amount).

  "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Credit Facility" means the Credit Agreement dated as of September 29, 1998 among the Company, Holdings, United Rentals of Canada, Inc., various financial institutions, Bank of America Canada, as Canadian Agent, and Bank of America National Trust and Savings Association, as U.S. Agent, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agents, lender or group of lenders.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disinterested Member of the Board of Directors of the Company" means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company or Holdings) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable at the date of the Indenture.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

  "Holdings" means United Rentals, Inc., a Delaware corporation.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Interest Rate Protection Obligations of such person, and (i) any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above; provided, however, that Indebtedness shall not include (i) any holdback or escrow of the purchase price of property, services, businesses or assets or (ii) any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

  "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to any Interest Rate Protection Agreements.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity Date" means April 1, 2009.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale,
(iii) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale, (iv) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

  "Permitted Holder" means (i) Holdings and (ii) Bradley S. Jacobs, John N. Milne, Michael J. Nolan and their respective Affiliates, and trusts established for the benefit of a Permitted Holder or members of his immediate family.

  "Permitted Indebtedness" means, without duplication:

    (a) Indebtedness of the Company and the Guarantors evidenced by up to $250 million principal amount of the Notes and the Guarantees;

    (b) Indebtedness of the Company and Restricted Subsidiaries under (i) the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $850 million or (y) 100% of Tangible Assets, less, in either case, any amounts permanently repaid in accordance with the covenant described under "--Certain Covenants-- Disposition of Proceeds of Asset Sales" and (ii) the Term Loan in an aggregate amount not to exceed $250 million, less the amount of any repayments of the Term Loan;

    (c) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including the 9 1/2% Notes, the 8.80% Notes, the 9 1/4% Notes and the respective guarantees thereof;

    (d) Indebtedness of the Company or any Restricted Subsidiary of the Company incurred in respect of performance bonds, bankers' acceptances and letters of credit in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business consistent with past practice to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), in the aggregate amount not to exceed $10 million at any time; but excluding letters of credit issued in respect of or to secure money borrowed;

    (e) (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary provided that, in the case of either clause (i) or
  (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations correspond bears interest at fluctuating interest rates and is otherwise permitted to be incurred under the "Limitation on Indebtedness" covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations that exceeds the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate shall not constitute Permitted Indebtedness;

    (f) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

    (g) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the Notes, except that (i) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

    (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

    (i) Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations not to exceed $25 million in aggregate principal amount outstanding at any time;

    (j) Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (i) of this definition, in an aggregate principal amount outstanding at any time not to exceed $15 million;

    (k) (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (k) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, and (y) in the case of Indebtedness incurred by the Company pursuant to this clause (k) to refinance Subordinated Indebtedness, such Indebtedness (A) has no scheduled principal payment prior to the 91st day after the Maturity Date, (B) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes and (C) is subordinated to the Notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the Notes;

    (l) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

    (m) guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred under the Indenture.

  "Permitted Investments" means any of the following: (i) Investments in the Company or in a Restricted Subsidiary; (ii) Investments in another person, if as a result of such Investment (A) such other person becomes a Restricted Subsidiary or (B) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets, to the Company or a Restricted Subsidiary; (iii) Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement of claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or such Restricted Subsidiary; (iv) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;
(v) Investments in the Notes; (vi) Investments in Cash Equivalents; (vii) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant; (viii) advances to employees or officers of the Company in the ordinary course of business; (ix) any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company and (x) other Investments not to exceed $5 million at any time outstanding.

  "Permitted Liens" means the following types of Liens:

    (a) any Lien existing as of the date of the Indenture;

    (b) Liens securing Senior Indebtedness;

    (c) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

    (d) Liens in favor of the Company or a Restricted Subsidiary;

    (e) Liens on and pledges of the Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

    (f) Liens for taxes, assessments or governmental charges or claims either
  (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (g) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (j) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

    (k) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (l) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

    (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (n) Liens securing refinancing Indebtedness permitted under clause (k) of the definition of "Permitted Indebtedness," provided such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

    (o) Liens incurred in the ordinary course of business by the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5 million at any time outstanding;

    (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; and

    (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture.

  "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock," as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control or an Asset Sale.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Significant Subsidiary" of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the Commission and as in effect on the date of the Indenture.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means, with respect to the Company, Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Tangible Assets" means all assets of the Company and its Subsidiaries, excluding all Intangible Assets. For purposes of the foregoing, "Intangible Assets" means goodwill, patents, trade names, trade marks, copyrights, franchises, organization expenses and any other assets properly classified as intangible assets in accordance with GAAP.

  "Term Loan" means the Term Loan Agreement, dated as of July 10, 1998, as amended on September 29, 1998, among the Company, various financial institutions and Bank of America National Trust and Savings Association, as agent, including any notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly-Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

BOOK-ENTRY; DELIVERY AND FORM

  The Original Notes are represented by permanent, global notes (the "Original Global Securities"), in definitive, fully registered book-entry form, and the Exchange Notes will be represented by one or more permanent global notes (the "Exchange Global Securities"), in definitive, fully registered book-entry form. The Original Global Securities are, and the Exchange Global Securities will be, registered in the name of a nominee of DTC. Pursuant to procedures established by DTC, interests in the Original Global Securities and the Exchange Global Securities (collectively, the "Global Securities") will be shown on, and the transfer of such interest will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ("Participants")) and the records of Participants (with respect to interests of persons other than Participants).


  So long as DTC or its nominee is the registered owner or holder of any of the Global Securities, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Securities for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined herein), the ability of a person having beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Notes represented by the Global Securities, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Securities as shown in the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Securities held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

  DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Notice to Investors."

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Securities among Participants, it is not under any obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. Interests in the Global Securities will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Securities, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered.

                             PLAN OF DISTRIBUTION

  Any broker-dealer (a "Participating Broker-Dealer") that, pursuant to the Exchange Offer, receives Exchange Notes in exchange for Original Notes that were acquired by it for its own account as a result of market-making activities or other trading activities, will be required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales by it of any such Exchange Notes. Each Participating Broker-Dealer will be required to acknowledge in the Letter of Transmittal that it will comply with such prospectus delivery requirement in connection with any resale of Exchange Notes. The Letter of Transmittal states that by making such acknowledgment a Participating Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  Based on interpretations by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that this prospectus, as it may be amended or supplemented from time to time, may, if permitted by the Company, be used by Participating Broker-Dealers in order to satisfy the prospectus delivery requirements applicable to Participating Broker-Dealers in connection with the resale of Exchange Notes as described above. The Company has agreed in the Registration Rights Agreement that it will use its best efforts to make this prospectus available to each Participating Broker-Dealer for use in connection with any resales of such Exchange Notes (subject to the right of the Company to restrict the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). The obligation of the Company to make this prospectus available as aforesaid will commence on the day that the Exchange Offer is consummated and continue in effect for a 30-day period (the "Broker Prospectus Period"); provided, however, that, if for any day during such period the Company restricts the use of such prospectus, the Broker Prospectus Period shall be extended on a day-for-day basis. See "Registration Rights Agreement."

  Any sale of Exchange Notes by Participating Broker-Dealers will be for their own account, and the Company will not receive any proceeds of such sales.

  Participating Broker-Dealers may from time to time sell Exchange Notes that were received by them in the Exchange Offer in one or more transactions in the over-the-counter market, in privately negotiated transactions, through the writing of options on the Exchange Notes or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. Such sales of Exchange Notes may be made directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Participating Broker-Dealers or purchasers of the Exchange Notes (which compensation may be in excess of customary commissions). Any agents, brokers or dealers that participate in the distribution of the Exchange Notes may be deemed to be underwriters and any commissions received by them and any profit on the resale of such Exchange Notes sold by them might be deemed to be underwriting discounts and commissions under the Securities Act.

  During the Broker Prospectus Period, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents (subject to the right of the Company to restrict the use of this prospectus under certain circumstances specified in the Registration Rights Agreement). Any such requests should be directed to United Rentals (North America), Inc.,
Attention: Corporate Secretary, Four Greenwich Office Park, Greenwich, Connecticut 06830, telephone: (203) 622-3131.

  The Company has agreed in the Registration Rights Agreement to indemnify each Participating Broker-Dealer that resells Exchange Notes pursuant to this prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the Exchange Notes, including liabilities under the Securities Act, or to contribute to payments that such Participating Broker-Dealers may be required to make in respect thereof.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes. This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to a particular investor in light of his or her personal circumstances. This discussion is generally limited to the tax consequences to initial holders of the Notes that hold the Notes as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and that purchase the Notes at the "issue price." For this purpose, the "issue price" of a Note is the first price at which a substantial part of the Notes are sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

  This discussion is based upon the United States federal income tax laws now in effect, which are subject to change, possibly retroactively. This discussion generally does not describe the treatment of investors in pass-through entities that hold the Notes. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers, persons who hold the Notes as part of a "straddle," "hedge," or "conversion transaction" or other integrated transaction, or persons that have a "functional currency" other than the U.S. dollar) may be subject to special rules not discussed below.

  For a discussion of certain U.S. federal income tax consequences of the Exchange Offer, see "The Exchange Offer--Certain U.S. Federal Income Tax Considerations."

  PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

  The following discussion is limited to the U.S. federal income tax consequences to a "U.S. Holder" of a Note. For purposes of this discussion, a "U.S. Holder" means a holder that is (i) an individual who is a citizen or a resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source or (iv) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

 Stated Interest

  Stated interest on a Note will be taxable to a U.S. Holder as ordinary income either at the time it accrues or is received in accordance with such U.S. Holder's method of accounting. If the Company fails to comply with certain provisions requiring registration of the Notes, the interest rate may increase. Assuming that the contingency that the Company will pay such additional interest is remote or incidental (within the meaning of applicable Treasury regulations) such additional interest should be taxable to U.S. Holders at the time it accrues or is received in accordance with each such U.S. Holder's method of accounting.

 Redemption

  In the event of a Change of Control, the U.S. Holders of Notes will have the right to require the Company to purchase their Notes. The Treasury regulations provide that the right of U.S. Holders of the Notes to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the Issue Date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. The Company does not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Notes.

  The Company may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes at any time prior to the maturity date. Under the Treasury regulations, the Company will be deemed to exercise any option to redeem the Notes if the exercise of such option would lower the yield of the debt instrument. The Company believes, and intends to take the position for all income tax purposes, that it will not be treated as having exercised the option to redeem the Notes under these rules.

 Sale, Exchange, or Repayment of the Notes

  Upon the disposition of a Note by sale, exchange redemption or repayment, the U.S. Holder will recognize gain or loss equal to the difference between
(i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in the Note generally will equal the cost of the Note.

  Because the Note is held as a capital asset, such gain or loss will generally be capital gain or loss and will be long-term capital gain if the
Note is held for longer than one year. U.S. Holders are advised to consult their tax advisors concerning these provisions on the taxation of capital gains.

 Backup Withholding

  A U.S. Holder may be subject to backup withholding at a rate of 31% with respect to interest, principal payments on the Notes, and proceeds from the disposition of Notes unless the U.S. Holder (i) is a corporation or comes within certain other exempt categories of recipients and, when required, demonstrates that status, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

  Backup withholding is not an additional tax. Any amount withheld as backup withholding would be refunded or credited against the U.S. Holder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service (the "IRS").

NON-U. S. HOLDERS

  The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a Note that is a person other than a United States person (a "Non-United States Holder"). For purposes of the withholding tax on interest, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered to be a Non-United States Holder.

  For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of Notes will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Interest

  Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Interest will be portfolio interest if the Non-United States Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

  The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% gross rate. In the case of a Non-United States Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or such lower treaty rate as may be applicable) of its "effectively connected earnings and profits." To claim exemption from withholding or to claim the benefits of a treaty, a Non-United States Holder must provide a properly executed Form 1001 or 4224 (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms must be periodically updated. Under regulations not yet in effect, the Forms 1001 and 4224 will be replaced by a Form W-8. Also under these regulations, a Non-United States Holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

 Gain on Disposition

  A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met; or (iii) the Non-United States Holder is subject to the special rules applicable to certain former citizens and residents of the United States.

 Federal Estate Taxes

  If the interest on the Notes is exempt from withholding of United States federal income tax as portfolio interest described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

 Information Reporting and Backup Withholding

  The Company must report annually to the IRS and to each Non-United States Holder any interest paid to the Non-United States Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides.

  In the case of payments of interest to Non-United States Holders, Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. The payment of the proceeds from the disposition of Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "United States Related Person").

  In the case of the payment of proceeds from the disposition of Notes to or through a non-United States office of a broker that is either a United States person or a United States Related Person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a United States person nor a United States Related Person (absent actual knowledge that the payee is a United States person).

  The Treasury Department recently promulgated final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The Final Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders should consult their own tax advisors with respect to the impact, if any, of the new Final Regulations.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Offer will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited the following financial statements, as set forth in their reports, which are incorporated in this prospectus by reference:

  . the consolidated financial statements of United Rentals (North America), Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998;

  . the financial statements of Mission Valley Rentals, Inc. at June 30, 1997 and 1996 and for the years then ended, included in the Company's Current Report on Form 8-K/A dated February 4, 1998; and

  . the financial statements of Power Rental Co. Inc. at July 31, 1997 and for the year then ended, included in the Company's Current Report on Form 8-K/A dated July 21, 1998 and in the Company's Current Report on Form 8-K dated December 24, 1998.

These financial statements are incorporated herein by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

  The combined financial statements of Equipment Supply Co., Inc. and Affiliates as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Company's Current Reports on Form 8-K dated July 21, 1998 and December 24, 1998, have been audited by BDO Seidman, LLP independent certified public accountants, as set forth in their report thereon included therein, and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of McClinch, Inc. and subsidiaries as of January 31, 1998 and August 31, 1998, and for the year ended January 31, 1998 and the financial statements of McClinch Equipment Services, Inc. as of December 31, 1997 and August 31, 1998, and for the year ended December 31, 1997, included in the Company's Current Report on Form 8-K dated December 24, 1998, have been audited by PricewaterhouseCoopers L.L.P., independent accountants, as set forth in their reports thereon included therein, and are incorporated by reference herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of BNR Group of Companies as of March 31, 1996 and 1997 and for the years ended March 31, 1996 and 1997 included in the Company's Current Report on Form 8-K/A dated February 4, 1998, have been audited by KPMG LLP, independent chartered accountants, as set forth in their report thereon included therein and are incorporated by reference herein in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

  The audited financial statements of Access Rentals, Inc. and Subsidiary and Affiliate, included in the Company's Current Report on Form 8-K/A dated February 4, 1998, have been incorporated by reference herein in reliance upon the report of Battaglia, Andrews & Moag, P.C., independent certified public accountants, 210 East Main Street, Batavia, New York 14020, for the periods indicated, given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
  I. Pro Forma Unaudited Consolidated Financial Statements of United
     Rentals (North America), Inc.
     Introduction........................................................  F-2
     Pro Forma Consolidated Balance Sheet--March 31, 1999 (unaudited)....  F-3
     Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1999 (unaudited)...................................  F-4
     Pro Forma Consolidated Statement of Operations for the year ended
      December 31, 1998 (unaudited)......................................  F-5
     Notes to Pro Forma Unaudited Consolidated Financial Statements......  F-6

                     UNITED RENTALS (NORTH AMERICA), INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

The following pro forma unaudited consolidated balance sheet of the Company gives effect to the acquisitions completed by the Company subsequent to March 31, 1999 (through May 26, 1999) and the financing thereof, as if all such transactions had occurred on March 31, 1999.

The following pro forma unaudited consolidated statements of operations with respect to the three months ended March 31, 1999 and the year ended December 31, 1998, gives effect to each acquisition completed by the Company after the beginning of the period (through May 26, 1999) and the financing thereof and as if all such transactions had occurred at the beginning of the period.

The pro forma consolidated financial statements are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

The pro forma consolidated financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and related notes and the financial statements and related notes of certain of the companies we acquired incorporated by reference in this prospectus.

                      UNITED RENTALS (NORTH AMERICA), INC.

                 PRO FORMA UNAUDITED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999

                            UNITED
                           RENTALS   ACQUISITIONS ADJUSTMENTS    PRO FORMA
                          ---------- ------------ -----------    ----------
                                                (IN THOUSANDS)
ASSETS:
Cash and cash
 equivalents............  $  119,709   $  3,253    $(118,962)(a) $    4,000
Accounts receivable,
 net....................     260,445     14,627                     275,072
Inventory...............      98,794      7,241                     106,035
Rental equipment, net...   1,237,583     73,856       12,332 (b)  1,323,771
Property and equipment,
 net....................     185,573      4,667         (117)(c)    190,123
Intangible assets, net..   1,045,100                  84,705 (d)  1,129,805
Prepaid expenses and
 other assets...........      23,027      1,021                      24,048
                          ----------   --------    ---------     ----------
                          $2,970,231   $104,665    $ (22,042)    $3,052,854
                          ==========   ========    =========     ==========
LIABILITIES AND
 STOCKHOLDER'S EQUITY:
Liabilities:
Accounts payable,
 accrued expenses and
 other liabilities......  $  321,484   $  9,387                  $  330,871
Debt....................   1,260,545     43,760    $ (43,760)(e)  1,333,781
                                                      73,236 (f)
                          ----------   --------    ---------     ----------
 Total liabilities......   1,582,029     53,147       29,476      1,664,652
Stockholder's equity:
Common stock............                  1,207       (1,207)(g)
Additional paid-in
 capital................   1,336,543     34,846      (34,846)(g)  1,336,543
Retained earnings.......      51,659     15,465      (15,465)(g)     51,659
                          ----------   --------    ---------     ----------
 Total stockholder's
  equity................   1,388,202     51,518      (51,518)     1,388,202
                          ----------   --------    ---------     ----------
                          $2,970,231   $104,665    $ (22,042)    $3,052,854
                          ==========   ========    =========     ==========


      See notes to pro forma unaudited consolidated financial statements.

                      UNITED RENTALS (NORTH AMERICA), INC.

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                  UNITED
                                 RENTALS   ACQUISITIONS ADJUSTMENTS   PRO FORMA
                                 --------  ------------ -----------   ---------
                                               (IN THOUSANDS)
Revenues
 Equipment rentals.............  $288,385    $24,766                  $313,151
 Sales of equipment,
  merchandise and other
  revenue......................   103,924     19,689                   123,613
                                 --------    -------      -------     --------
Total revenues.................   392,309     44,455                   436,764
Cost of revenues
 Cost of equipment rentals,
  excluding depreciation.......   125,819     10,606      $(2,405)(a)  134,020
 Depreciation of rental equip-
  ment.........................    59,113      5,298          461 (b)   64,872
 Cost of sales and other
  operating costs..............    73,386     14,629                    88,015
                                 --------    -------      -------     --------
Total cost of revenues.........   258,318     30,533       (1,944)     286,907
                                 --------    -------      -------     --------
Gross profit...................   133,991     13,922        1,944      149,857
Selling, general and
 administrative expenses.......    65,260      9,818         (819)(c)   74,259
Non-rental depreciation and
 amortization..................    11,646      1,001          484 (e)   13,131
                                 --------    -------      -------     --------
Operating income...............    57,085      3,103        2,279       62,467
Interest expense...............    24,373        928         (928)(f)   28,221
                                                            3,848 (g)
Other (income) expense, net....      (346)      (192)                     (538)
                                 --------    -------      -------     --------
Income before provision for
 income taxes..................    33,058      2,367         (641)      34,784
Provision for income taxes.....    13,509         65          687 (h)   14,261
                                 --------    -------      -------     --------
Net income.....................  $ 19,549    $ 2,302      $(1,328)    $ 20,523
                                 ========    =======      =======     ========



      See notes to pro forma unaudited consolidated financial statements.

                      UNITED RENTALS (NORTH AMERICA), INC.

            PRO FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                        EQUIPMENT
                                                          SUPPLY   MCCLINCH INC.
                                      ACCESS    POWER   CO., INC.  AND MCCLINCH
                           UNITED    RENTALS,  RENTAL      AND       EQUIPMENT      OTHER
                           RENTALS     INC.   CO., INC. AFFILIATES SERVICE, INC. ACQUISITIONS ADJUSTMENTS   PRO FORMA
                          ---------  -------- --------- ---------- ------------- ------------ -----------   ----------
                                                               (IN THOUSANDS)
Revenues
 Equipment rentals......  $ 895,466   $2,313   $ 6,295   $34,382      $16,515      $280,860                 $1,235,831
 Sales of equipment,
  merchandise and other
  revenue...............    324,816      841     1,555     8,958        5,601       204,557                    546,328
                          ---------   ------   -------   -------      -------      --------     -------     ----------
Total revenues..........  1,220,282    3,154     7,850    43,340       22,116       485,417                  1,782,159
Cost of revenues
 Cost of equipment
  rentals, excluding
  depreciation..........    394,750    1,131     3,416    12,529        6,770       115,527     $(9,619)(a)    524,504
 Depreciation of rental
  equipment.............    175,910      402     2,987    10,368        3,316        62,022      (7,539)(b)    247,466
 Cost of sales and other
  operating costs.......    226,174      741       638     7,267        3,795       144,113                    382,728
                          ---------   ------   -------   -------      -------      --------     -------     ----------
Total cost of revenues..    796,834    2,274     7,041    30,164       13,881       321,662     (17,158)     1,154,698
                          ---------   ------   -------   -------      -------      --------     -------     ----------
Gross profit............    423,448      880       809    13,176        8,235       163,756      17,158        627,462
Selling, general and
 administrative
 expenses...............    195,620      774     3,200     9,672        3,535       114,202     (21,935)(c)    305,001
                                                                                                    (67)(d)
Merger-related
 expenses...............     47,178                                                                             47,178
Non-rental depreciation
 and amortization.......     34,684       23       304       359          382         9,591       8,768 (e)     54,111
                          ---------   ------   -------   -------      -------      --------     -------     ----------
Operating income
 (loss).................    145,966       83    (2,695)    3,145        4,318        39,963      30,392        221,172
Interest expense........     64,157      147       631     4,220          763        22,018     (28,868)(f)    112,959
                                                                                                 49,891 (g)
Other (income) expense,
 net....................     (5,097)     (52)      (95)     (198)         (51)       (5,133)                  (10,626)
                          ---------   ------   -------   -------      -------      --------     -------     ----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     86,906      (12)   (3,231)     (877)       3,606        23,078       9,369        118,839
Provision for income
 taxes..................     46,971                       (2,638)         896         2,315      11,273 (h)     58,817
                          ---------   ------   -------   -------      -------      --------     -------     ----------
Income (loss) before
 extraordinary item.....  $  39,935   $  (12)  $(3,231)  $ 1,761      $ 2,710      $ 20,763     $(1,904)    $   60,022
                          =========   ======   =======   =======      =======      ========     =======     ==========


      See notes to pro forma unaudited consolidated financial statements.

                     UNITED RENTALS (NORTH AMERICA), INC.

        NOTES TO PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                (In thousands)

1. Basis of Presentation

The Company is a large geographically diversified equipment rental company in the United States, Canada and Mexico. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also sells rental equipment, acts as a distributor for certain new equipment, and sells related merchandise and parts.

The financial data for United Rentals (North America), Inc. is derived from the historical financial statements of the Company. The financial data for each of the acquisitions is derived from the respective historical financial statements of such companies. The results of operations for each acquisition acquired during a period presented includes the results of operations from the beginning of such period through the date of acquisition.

2. Acquisitions

Since its formation, the Company has completed a total of 124 acquisitions through May 26, 1999.

Based upon management's preliminary estimates, it is estimated that the carrying value of the assets and liabilities of the 13 companies acquired by the Company subsequent to March 31, 1999 (through May 26, 1999) approximates fair value, with the exception of rental equipment and other property and equipment, which required adjustments to reflect fair market value. The following table presents the allocation of purchase price of each of the 13 companies acquired by the Company subsequent to March 31, 1999:

Purchase price....................................................... $ 148,438
Net assets acquired..................................................    51,518
Fair value adjustments:
  Rental equipment...................................................    12,332
  Property and equipment.............................................      (117)
                                                                      ---------
Intangible assets recorded........................................... $  84,705
                                                                      =========

3. Pro Forma Adjustments

   Balance sheet adjustments:

  a. Records the portion of the acquisition consideration and debt repayment paid from available cash on hand.

  b. Adjusts the carrying value of rental equipment to fair market value.

  c. Adjusts the carrying value of property and equipment to fair market value.

  d. Records the excess of the acquisition consideration over the estimated fair value of net assets acquired.

  e. Records the repayment of certain indebtedness of the acquisitions.

  f. Records the portion of the acquisition consideration and debt repayment funded by borrowing under United Rentals' credit facility and seller notes.

  g. Records the elimination of the stockholders' equity of the acquisitions.

  Statement of operations adjustments:

  a. Eliminates operating lease expense of rental equipment which was purchased as part of the acquisition.

  b. Adjusts the depreciation of rental equipment and other property and equipment based upon adjusted carrying values utilizing the following lives (subject to a salvage value ranging from 0 to 10%):

       Rental equipment.............................................. 2-10 years
       Other property and equipment.................................. 2-15 years

  c. Adjusts the compensation to former owners and executives of the acquisitions to current levels of compensation.

  d. Adjusts the lease expense for real estate utilized by the acquisitions to current lease agreements.

  e. Records the amortization of the excess of cost over net assets acquired attributable to the acquisitions using an estimated life of 40 years.

  f. Eliminates interest expense related to the outstanding indebtedness of the acquisitions which was repaid by United Rentals.

  g. Records interest expense relating to the portion of the acquisitions funded through borrowing under United Rentals' credit facility using a rate per annum of 7%, senior subordinated notes using a rate per annum of 9 1/2%, term loan using a rate per annum of 7.6% and seller notes using a rate per annum of 7.0%.

  h. Records a provision for income taxes at an estimated rate of 41% for the period ended March 31, 1999 and at an estimated rate of 41%, less the tax benefit for merger-related expenses of $14,000 and a charge of $4,750 to recognize deferred tax liabilities of a company acquired in a pooling-of-interests transaction for the year ended December 31, 1998.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION ABOUT THIS EXCHANGE OFFER THAT IS NOT INCLUDED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE REGISTERED NOTES IN ANY PLACE WHERE, OR TO ANY PERSON TO WHOM, IT IS ILLEGAL TO DO SO. USE OF THIS PROSPECTUS DOES NOT IMPLY IN ANY WAY THAT THE INFORMATION IN THIS PROSPECTUS, AND OUR BUSINESS AFFAIRS GENERALLY, HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

                              ------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Cautionary Notice Regarding Forward Looking Statements.....................   1
Where You Can Find More Information........................................   1
Incorporation by Reference.................................................   1
Prospectus Summary.........................................................   2
Risk Factors...............................................................  14
Corporate Information......................................................  21
The Exchange Offer.........................................................  22
Registration Rights Agreement..............................................  29
Use of Proceeds............................................................  31
Selected Historical and Pro Forma Consolidated Financial Information.......  32
Description of the Notes...................................................  34
Plan of Distribution.......................................................  64
Certain United States Federal Income Tax Considerations....................  65
Legal Matters..............................................................  68
Experts....................................................................  68
Index to Financial Statements.............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                 $250,000,000

                     UNITED RENTALS (NORTH AMERICA), INC.


                               OFFER TO EXCHANGE

                       REGISTERED 9% SENIOR SUBORDINATED
                           NOTES DUE 2009, SERIES B
                    FOR UNREGISTERED 9% SENIOR SUBORDINATED
                           NOTES DUE 2009, SERIES A

                       ---------------------------------

                                  PROSPECTUS

                       ---------------------------------

                                 JUNE 11, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------